Exhibit 99
RESIDEO TECHNOLOGIES, INC.
ANNUAL REPORT ON FORM 10-K
RECLASSIFIED PORTIONS
For the Year Ended December 31, 2023

PART II.
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
(In millions, except per share amounts)

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to help you understand the results of our operations and financial condition for the three years ended December 31, 2023, and should be read in conjunction with the Consolidated Financial Statements and the notes thereto contained elsewhere in this Form 10-K.

Overview and Business Trends
We are a leading global manufacturer and distributor of technology-driven products and solutions that help homeowners and businesses stay connected and in control of their comfort, security and energy use. We are a leader in the home heating, ventilation and air conditioning controls markets, smoke and carbon monoxide detection home safety and fire suppression products, and security markets. We have a global footprint serving commercial and residential end-markets. We manage our business operations through two operating segments, Products and Solutions and ADI Global Distribution. The Products and Solutions operating segment, consistent with our industry, has a higher gross and operating profit profile in comparison to the ADI Global Distribution operating segment.
Our Products and Solutions operating segment offerings include temperature and humidity control, energy products and solutions, water and air solutions, smoke and carbon monoxide detection home safety products, security panels, sensors, peripherals, communications devices, video cameras, other home-related lifestyle convenience solutions, cloud infrastructure, installation and maintenance tools, and related software.
Our ADI Global Distribution business is a leading wholesale distributor of low-voltage products including access control, fire detection, security, and video products and participates significantly in the broader related markets of audio, communications, data communications, networking, power, ProAV, smart home, and wire and cable. Our ADI Global Distribution strategy is focused on growth in our omni-channel presence, expansion into adjacent markets, and continued enhancements to our value-add services to support our professional installers’ efficiency and profitability.
Our financial performance is influenced by macroeconomic factors such as repair and remodeling activity, residential and non-residential construction, employment rates, interest rates and bank lending standards, supply chain dynamics, and the overall macroeconomic environment. The ongoing uncertainty and volatility in the global macroeconomic conditions have affected and could continue to affect our visibility toward future performance. While we believe supply chain and logistics will continue to normalize over 2024, customer demand continues to moderate as inventories rebalance over the period and uncertainties remain including the potential for changes in inflation and interest rates, increased labor costs, reduced consumer spending due to softening labor markets, elevated mortgage rates, unfavorable foreign currency impacts from a stronger U.S. dollar, and potential market and other disruption from the ongoing conflict between Russia and Ukraine as well as the Middle East crisis between Hamas and Israel.
Current Period Highlights
•Net revenue of $6.24 billion in 2023, down 2% from $6.37 billion in 2022
•Gross profit margin of 27.2%, compared to 27.7% in the prior year comparable period
•Income from operations of $547 million, or 8.8% of revenue, compared to $611 million, or 9.6% of revenue in 2022, including restructuring and impairment expenses of $42 million and $35 million in 2023 and 2022, respectively
•Fully diluted earnings per share of $1.42, compared to $1.90 per share in the same period last year
•Cash Flow From Operations was $440 million in 2023 as compared to $152 million in 2022

Outlook
Expectations for key macro trends expected to impact our business in 2024 include residential repair and remodel activity flat to down low-single-digits year-over-year, residential new construction starts expected to grow low to mid-single digits.

We expect ADI’s key commercial markets to grow low-single-digits with continued headwinds in the residential security business. We expect these trends to support our 2024 year-over-year revenue outlook of flat to down low single-digits.

Recent Developments
On January 23, 2023, we acquired 100% of the outstanding equity of BTX Technologies, Inc., a leading distributor of professional audio, video, data communications and broadcast equipment. This acquisition will allow ADI to further expand our ProAV and private brand offerings across North America.
During the third quarter of 2023, we announced a restructuring program to align our cost structure with market conditions. For the twelve months ended December 31, 2023, we recognized restructuring and impairment expenses of $42 million. These expenses primarily related to workforce reductions.

On August 3, 2023, we announced that our Board of Directors authorized a share repurchase program for the repurchase of up to $150 million of our common stock over an unlimited time period. During the twelve months ended December 31, 2023, we repurchased 2.6 million shares of common stock in the open market at a total cost of $41 million.

On August 9, 2023, we acquired 100% of the outstanding equity of Sfty SA, a developer of cloud-based services providing alerts to multifamily homes and property managers with smoke, carbon monoxide and water leak detection products. This acquisition will allow us to further expand our safety and security service offerings in the Products and Solutions business segment.

On October 16, 2023, we sold the Genesis Cable business in a cash transaction for $86 million, subject to working capital and other closing adjustments. We recognized a pre-tax gain of $18 million in other expenses, net in our Consolidated Statements of Operations, which includes $5 million of divestiture related costs. The divested business did not represent a strategic shift that has a major effect on our operations and financial results, and, as such, it was not presented as discontinued operations.

Basis of Presentation and Reclassifications
Refer to Note 1. Nature of Operations and Basis of Presentation to Consolidated Financial Statements.

Results of Operations
This section of the Form 10-K discusses fiscal 2023 and fiscal 2022 items and year-over-year comparisons of these periods. Discussions of fiscal 2021 items and year-over-year comparisons between fiscal 2022 and fiscal 2021 that are not included in this Form 10-K can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 in the Company’s 2022 Annual Report on Form 10-K filed February 21, 2023 with the exception of segment results of operations which are included herein.
The following table represents results of operations on a consolidated basis for the periods indicated:

	Years Ended December 31,
(in millions, except per share data and percentages)	2023	2022	$ change	% change
Net revenue	$6,242	$6,370	$(128)	(2.0)%
Cost of goods sold	4,546	4,604	(58)	(1.3)%
Gross profit	1,696	1,766	(70)	(4.0)%
Gross Profit %	27.2%	27.7%		(50) bps
Operating expenses:
Research and development expenses	109	111	(2)	(1.8)%
Selling, general and administrative expenses	960	974	(14)	(1.4)%
Intangible asset amortization	38	35	3	8.6%
Restructuring and impairment expenses	42	35	7	20.0%
Total operating expenses	1,149	1,155	(6)	(0.5)%
Income from operations	547	611	(64)	(10.5)%
Other expenses, net	169	139	30	21.6%
Interest expense, net	65	54	11	20.4%
Income before taxes	313	418	(105)	(25.1)%
Provision for income taxes	103	135	(32)	(23.7)%
Net income	210	283	(73)	(25.8)%

Earnings per share:
Basic	$1.43	$1.94	$(0.52)	(26.5)%
Diluted	$1.42	$1.90	$(0.49)	(25.5)%

Net Revenue

Net revenue for the year ended December 31, 2023 was $6,242 million, a decrease of $128 million, or 2.0%, from the prior year, driven primarily by lower volume of $414 million and unfavorable foreign exchange fluctuations of $10 million. Partially offsetting these decreases were $153 million from acquisitions and higher selling prices of $143 million across both segments.

Gross Profit

The chart below presents the drivers of the gross profit variance from the year ended December 31, 2022 to December 31, 2023.

$2,000
$1,500
$1,000
$500
$ in Millions
$1,766
$(133)
$(39)
$49
$40
$13
$1,696
2022
Gross Profit
Sales Volume
Price/Mix
Freight
Material Costs
Other
2023
Gross Profit

Gross profit dollars decreased in 2023 as noted in the chart above. Gross margin of 27.2% was 50 bps lower when compared to 27.7% in the prior year primarily due to lower unit volume and unfavorable product mix.

Research and Development Expenses

Research and development expenses for the year ended December 31, 2023, were $109 million, a decrease of $2 million as compared to the same period in 2022. The decrease was primarily driven by net cost savings of $5 million offset by additional research and development costs of $3 million from the acquisition of First Alert, Inc. in first quarter of 2022.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the year ended December 31, 2023, were $960 million, a decrease of $14 million, or 1.4%, as compared to the same period in 2022. The decrease was driven by cost savings from restructuring actions of $42 million that more than offset $18 million in costs related to the inclusion of First Alert, Inc. and $10 million of transaction costs incurred in the first quarter of 2022.

Restructuring and Impairment Expenses

In the fourth quarter of 2022, and throughout 2023, we have taken actions to lower costs, increase margins and position us for growth resulting in restructuring and impairment expenses of $35 million and $42 million, respectively. We expect to fully execute our restructuring initiatives and programs over the next 12 to 24 months.

Restructuring and impairment expenses were allocated among our segments as follows:

	December 31,
(in millions)	2023	2022
Products and Solutions	$27	$29
ADI Global Distribution	12	2
Corporate	3	4
Restructuring and impairment expenses	$42	$35

Intangible Asset Amortization

Intangible asset amortization increased $3 million for the year ended December 31, 2023, as compared to the same period in 2022 due to the increased amortization costs primarily due to intangibles obtained through acquisition activities. For further information refer to Note 9. Goodwill and Intangible Assets, net to Consolidated Financial Statements.

Other Expenses, Net

Other expenses, net increased $30 million for the year ended December 31, 2023, as compared to the same period in 2022 due to increased Reimbursement Agreement expenses as noted in Note 15. Commitments and Contingencies. Other expenses, net includes $18 million gain recorded in connection with the sale of the Genesis Cable business.

Interest Expense, Net

Interest expense, net increased $11 million for the year ended December 31, 2023 as compared to the same period in 2022, due to higher interest rates in 2023 compared to 2022 and additional borrowings of $200 million in March 2022 under A&R Credit Agreement.

Tax Expense

Income tax expense of $103 million for the year ended December 31, 2023, includes $16 million of discrete tax benefit. The effective tax rate for the year ended December 31, 2023, excluding discrete tax benefits of $16 million, was 37.9% versus 33.7% for the same period in 2022, which excluded a discrete tax benefit of $6 million.

Income tax expense decreased for the year ended December 31, 2023, primarily due to a decrease in pre-tax earnings and a change in the tax basis of foreign assets. The increase in the overall effective tax rate was primarily driven by non-deductible indemnification costs, other non-deductible expenses, and U.S. taxation of foreign earnings.

Segment Results of Operations

As discussed in Note 4. Segment Financial Data to the Consolidated Financial Statements, in the first quarter of 2024 the Company’s reportable segment operating performance measures were updated to include the impacts of certain corporate functions being decentralized to align with the business strategy. Previously, information technology, finance, tax, business development, and research and development functional expenses incurred were unallocated; whereas these costs are now recorded within the Products and Solutions and ADI Global Distribution segments. All amounts here have been adjusted retrospectively to reflect this change.

Products and Solutions

Twelve months ended 2023 and 2022

The chart below presents net revenue and income from operations for the years ended December 31, 2023 and 2022.
Products and Solutions revenue decreased $111 million, or 4%, mainly due to lower sales volume of $307 million and unfavorable foreign exchange fluctuations of $5 million, partially offset by price increases of $102 million and $99 million of revenue from First Alert, Inc. Income from operations decreased $30 million, or 6.3%, from the same period in 2022, primarily due to lower sales volume of $166 million, unfavorable price/mix of $38 million from mix shifts to lower priced products, and increase in restructuring expense of $2 million. Partially offsetting the unfavorable impacts to income from operations were $134 million of lower manufacturing input costs, primarily material and freight, due to the inflationary environment stabilizing, $22 million favorable operating expense, and $20 million from the First Alert, Inc. acquisition.

Twelve months ended 2022 and 2021

The chart below presents net revenue and income from operations for the years ended December 31, 2022 and 2021.
Products and Solutions revenue increased $315 million, or 13%, mainly due to First Alert acquisition revenue of $341 million and price increases of $216 million, partially offset by lower volume of $146 million and unfavorable foreign exchange fluctuations of $95 million. Income from operations decreased $10 million, or 2%, from 2021 due to lower volume of $56 million, net of acquisitions, restructuring expenses of $29 million, and unfavorable foreign exchange fluctuations of $11 million. These decreases were partially offset by price, net of inflationary cost increases of $101 million.

ADI Global Distribution

Twelve months ended 2023 and 2022

The chart below presents net revenue and income from operations for the years ended December 31, 2023 and 2022.
ADI Global Distribution net revenue decreased $17 million, or 0.5%, driven by lower volume of $108 million, primarily in sales of residential security and AV categories, and $5 million of unfavorable foreign exchange fluctuations, partially offset by $55 million of revenue due to acquisitions and $41 million from price increases. Income from operations decreased $41 million, or 15%, due to $23 million of higher input costs, primarily material, $17 million of lower sales volume, and $12 million of restructuring expenses, slightly offset by other favorable impacts of $7 million.

Twelve months ended 2022 and 2021

The chart below presents net revenue and income from operations for the years ended December 31, 2022 and 2021.
ADI Global Distribution net revenue increased $209 million, or 6%, driven by price increases of $153 million, the impact of acquisitions of $86 million, and higher volume of $36 million, partially offset by unfavorable foreign exchange fluctuations of $66 million. Income from operations increased $47 million, or 20%, due to positive sales mix and price, net of inflation of $51 million and the impact of acquisitions of $6 million. These increases were partially offset by higher sales and marketing costs.

Corporate

Twelve months ended 2023 and 2022

Corporate costs for the year ended December 31, 2023, were $137 million, a decrease of $7 million, or 5%, from $144 million in the same period of 2022. The decrease was primarily due to the cost savings actions offsetting incremental selling, general and administrative costs from the acquisition of First Alert, Inc, which totaled $11 million.

Twelve months ended 2022 and 2021

Corporate costs the year ended December 31, 2022, were $144 million, a decrease of $15 million, or 9%, from $159 million in the same period of 2021. The decrease was due primarily to the 2021 securities class action litigation settlement net of insurance recoveries of $16 million, lower impairment expenses resulting from the relocation of our Austin, Texas corporate headquarters in 2021 of $9 million, indemnification accrual releases of $8 million and other cost reductions. These positive impacts were partially offset by transaction costs associated with acquisitions of approximately $11 million.

Capital Resources and Liquidity
As of December 31, 2023, total cash and cash equivalents were $636 million, of which 50% were held by foreign subsidiaries. Our liquidity is primarily dependent on our ability to continue to generate positive cash flows from operations, supplemented by external sources of capital as needed.

Additional liquidity may also be provided through access to the capital markets and our five-year senior secured revolving credit facility in an aggregate principal amount of $500 million (the “A&R Revolving Credit Facility”).

Liquidity

Our future capital requirements will depend on many factors, including the rate of sales growth, market acceptance of our products, the timing and extent of research and development projects, potential acquisitions of companies or technologies and the expansion of our sales and marketing activities. We may enter into acquisitions or strategic arrangements in the future, which also could require us to seek additional equity or debt financing. While we may elect to seek additional funding at any time, we believe our existing cash, cash equivalents and availability under our credit facilities are sufficient to meet our capital requirements through at least the next 12 months and the longer term.

We may from time to time take steps to reduce our debt or otherwise improve our financial position. These actions could include prepayments, open market debt repurchases, negotiated repurchases, other redemptions or retirements of outstanding debt, opportunistic refinancing of debt, raising additional capital or divesting certain assets. The amount of prepayments or the amount of debt that may be refinanced, repurchased or otherwise retired, if any, will depend on market conditions, trading levels of our debt, our cash position, compliance with debt covenants and other considerations. Our affiliates may also purchase our debt from time to time through open market purchases or other transactions. In such cases, our debt may not be retired, in which case we would continue to pay interest in accordance with the terms of the debt, and we would continue to reflect the debt as outstanding on our Consolidated Balance Sheets.

Credit Agreement

On February 12, 2021, we entered into an Amendment and Restatement Agreement with JP Morgan Chase Bank N.A. as administrative agent (the “A&R Credit Agreement”). This agreement effectively replaced our previous senior secured credit facilities.

On March 28, 2022, we entered into a First Amendment, which amended the A&R Credit Agreement to include an additional aggregate principal amount of $200 million in loans.

On June 30, 2023, we entered into a Second Amendment, which amended the A&R Credit Agreement to replace the interest rate reference rate of LIBOR with the secured overnight financing rate (“SOFR”).

Refer to Note 11. Long-Term Debt and Note 12. Derivative Financial Instruments to the Consolidated Financial Statements for a description of our debt obligations and the timing of future principal and interest payments, including impacts from our Swap Agreements.

Senior Notes due 2029

On August 26, 2021, we issued $300 million in principal amount of 4% senior unsecured notes due in 2029 (“the Senior Notes due 2029”). The Senior Notes due 2029 are senior unsecured obligations of Resideo guaranteed by our existing and future domestic subsidiaries, rank equally with all of our senior unsecured debt, and are senior to all of our subordinated debt.

As of December 31, 2023, we had $1,419 million of long-term debt outstanding under our A&R Credit Agreement and Senior Notes due 2029, of which $12 million is due in the next 12 months. Refer to Note 11. Long-Term Debt to Consolidated Financial Statements.

Share Repurchase Program

On August 3, 2023, we announced that our Board of Directors authorized a share repurchase program for the repurchase of up to $150 million of our common stock over an unlimited time period. During the twelve months ended December 31, 2023, we repurchased 2.6 million shares of common stock in the open market at a total cost of $41 million. As of December 31, 2023, we had approximately $109 million of authorized repurchases remaining under the share repurchase program.

Cash Flow Summary for the Years Ended December 31, 2023 and 2022

Our cash flows from operating, investing and financing activities for the years ended December 31, 2023 and 2022, as reflected in the audited Consolidated Financial Statements are summarized as follows:

	Years Ended December 31,
	2023	2022	$ change
Cash provided by (used for) operating activities:
Operating activities	$440	$152	$288
Investing activities	(44)	(764)	720
Financing activities	(64)	170	(234)
Effect of exchange rate changes on cash	(24)	(8)	(16)
Net increase (decrease) in cash, cash equivalents and restricted cash	$308	$(450)	$758

2023 compared with 2022

Net cash provided by operating activities for the year ended December 31, 2023, was $440 million. Compared to the prior year, net cash provided by operating activities increased $288 million primarily due to decreases in cash flows related to accounts receivable, inventory, and other current assets of $277 million, an increase in cash flows related to accounts payable and accrued liabilities of $48 million and an increase in other, net of $76 million primarily due to an increase in long-term liabilities. Those amounts were partially offset by a decrease in net income of $73 million.

Net cash used for investing activities for the year ended December 31, 2023 was $44 million, a decrease of $720 million compared to the prior year, primarily due to a decrease in acquisitions of $649 million resulting from the First Alert, Inc acquisition occurring in the prior year. During the fourth quarter of 2023, we also received $86 million in proceeds from the sale of Genesis. These amounts were offset by a decrease in capital expenditures of $20 million from 2022 to 2023.

Net cash used for financing activities was $64 million during the year ended December 31, 2023, a decrease of $234 million compared to 2022, primarily due to the $200 million of proceeds from the A&R Credit Agreement to support the First Alert, Inc. acquisition in 2022, partially offset by $41 million of common stock repurchases under our share repurchase program during 2023.

Contractual Obligations and Probable Liability Payments

In addition to our long-term debt discussed above, our material cash requirements include the following contractual obligations.

Reimbursement Agreement Payments

In connection with the Spin-Off, we entered into the Reimbursement Agreement with Honeywell. As of December 31, 2023, a liability of $652 million was deemed probable and reasonably estimable; however, it is possible we could pay $140 million per year (exclusive of any late payment fees up to 5% per annum) until the earlier of: (1) December 31, 2043; or (2) December 31, of the third consecutive year during which the annual reimbursement obligation (including in respect of deferred payment amounts) has been less than $25 million. During the year ended December 31, 2023, we paid Honeywell $140 million under this agreement. For further discussion on the Reimbursement Agreement refer to Note 15. Commitments and Contingencies to Consolidated Financial Statements.

Environmental Liability

We make environmental liability payments for sites which we own and are directly responsible for. As of December 31, 2023, $22 million was deemed probable and reasonably estimable.

Operating Leases

We have operating lease arrangements for the majority of our manufacturing sites, offices, engineering and lab sites, stocking locations, warehouses, automobiles, and certain equipment. As of December 31, 2023, we had operating lease payment obligations of $205 million, with $39 million payable within 12 months.

Purchase Obligations

We enter into purchase obligations with various vendors in the normal course of business. As of December 31, 2023, we had purchase obligations of $342 million, with $142 million payable within 12 months.

Capital Expenditures

We believe our capital spending in recent years has been sufficient to maintain efficient production capacity, to implement important product and process redesigns and to expand capacity to meet increased demand. Productivity projects have freed up capacity in our manufacturing facilities and are expected to continue to do so. We expect to continue investing to expand and modernize our existing facilities and to create capacity for new product development.

Off-Balance Sheet Arrangements

We do not engage in any off-balance sheet financial arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, net revenue or expenses, results of operations, liquidity, capital expenditures, or capital resources.

Critical Accounting Estimates

Our Consolidated Financial Statements are prepared in accordance with U.S. GAAP, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the periods presented. We review our critical accounting policies throughout the year. We consider the accounting policies discussed below to be critical to the understanding of our Consolidated Financial Statements. Actual results could differ from our estimates and assumptions. Refer to Note 2. Summary of Significant Accounting Policies to Consolidated Financial Statements.

Goodwill

We review the carrying values of goodwill and identifiable intangibles whenever events or changes in circumstances indicate that such carrying values may not be recoverable and annually, on the first day of the fourth quarter. If the carrying value of a reporting unit exceeds its fair value, we record a goodwill impairment loss as the amount by which the carrying amount of a reporting unit exceeds its fair value, not to exceed the total amount of goodwill allocated to that reporting unit. Refer to Note 9. Goodwill and Intangible Assets, net to Consolidated Financial Statements.

Warranties and Guarantees

Expected warranty costs for products sold are recognized based on an estimate of the amount that eventually will be required to settle such obligations. These accruals are based on factors such as past experience, length of the warranty and various other considerations. Costs of product recalls, which may include the cost of the product being replaced as well as the customer’s cost of the recall, including labor to remove and replace the recalled part, are accrued as part of the warranty accrual at the time an obligation becomes probable and can be reasonably estimated. We periodically adjust these provisions to reflect actual experience and other facts and circumstances that impact the status of existing claims. Refer to Note 15. Commitments and Contingencies for additional information.

Revenue

We enter into contracts that pertain to products, which are accounted for as separate performance obligations and are typically one year or less in duration. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For product sales, typically each product sold to a customer represents a distinct performance obligation. Revenue is measured as the amount of consideration expected to be received in exchange for our products. We recognize the majority of our revenue from performance obligations outlined in contracts with our customers that are satisfied at a point in time, generally when the product has shipped from our facility and control has transferred to the customer. For certain products, it is industry practice that customers take title to products upon delivery, at which time revenue is then recognized. Allowances for cash discounts, volume rebates and other customer incentive programs, as well as gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome. Cash discounts, volume rebates and other customer incentive programs are based upon certain percentages agreed upon with various customers, which are typically earned by the customer over an annual period.

Revenue is adjusted for variable consideration, which includes customer volume rebates and prompt payment discounts. We measure variable consideration by estimating expected outcomes using analysis and inputs based upon anticipated performance, historical data, and current and forecasted information. Customer returns are recorded as a reduction to sales on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period. We generally estimate customer returns based upon the time lag that historically occurs between the sale date and the return date, while also factoring in any new business conditions that might impact the historical analysis such as new product introduction. Measurement of variable consideration is reviewed by management periodically and revenue is adjusted accordingly. We do not have significant financing components. Refer to Note 5. Revenue Recognition to Consolidated Financial Statements.

Reimbursement Agreement

In connection with the Spin-Off, we entered into the Reimbursement Agreement, pursuant to which we have an obligation to make cash payments to Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case, including consequential damages (the liabilities) in respect to specified Honeywell properties contaminated through historical business operations prior to the Spin-Off (Honeywell Sites), including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales. The amount payable in respect of such liabilities arising in any given year is subject to a cap of $140 million. Reimbursement Agreement expenses are presented within other expense, net in the Consolidated Statements of Operations and within other accrued liabilities payable under Indemnification Agreements in the Consolidated Balance Sheets. Refer to Note 15. Commitments and Contingencies to Consolidated Financial Statements.

Income Taxes

Significant judgment is required in evaluating tax positions. We established additional reserves for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum recognition threshold. The approach for evaluating certain and uncertain tax positions is defined by the authoritative guidance which determines when a tax position is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, we, along with our subsidiaries, are examined by various federal, state and foreign tax authorities. We regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a change in estimate become known. Refer to Note 17. Income Taxes to Consolidated Financial Statements.

Other Matters

Litigation, Environmental Matters and the Reimbursement Agreement

Refer to Note 15. Commitments and Contingencies to Consolidated Financial Statements.

Recent Accounting Pronouncements

Refer to Note 2. Summary of Significant Accounting Policies to Consolidated Financial Statements.

Cautionary Statement Concerning Forward-Looking Statements

This Annual Report on Form 10-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about our industries and our business and financial results. Forward-looking statements often include words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “continues,” “believes,” “may,” “will,” “goals” and words and terms of similar substance in connection with discussions of future operating or financial performance. This 10-K includes industry and market data that we obtained from various third-party sources, including forecasts based upon such data. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Although we believe that the forward-looking statements contained in this Form 10-K are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in such forward-looking statements, including but not limited to:

•competition from other companies in our markets and segments, as well as in new markets and emerging markets;
•our ability to identify consumer preferences and industry standards, develop and protect intellectual property related thereto, and successfully market new technologies, products, and services to consumers;
•our reliance on certain suppliers;
•the impact of disruptions in our supply chain from third-party suppliers and manufacturers, including our inability to obtain necessary raw materials and product components, production equipment or replacement parts;
•inability to consummate acquisitions on satisfactory terms or to integrate such acquisitions effectively;

•the impact of earthquakes, hurricanes, fires, power outages, floods, pandemics, epidemics, natural disasters and other catastrophic events or other public health emergencies;
•the impact of potentially volatile global market and economic conditions and industry and end market cyclicality, including factors such as interest rates, inflation, availability of financing, consumer spending habits and preferences, housing market changes, and employment rates;
•failure to achieve and maintain a high level of product and service quality, including the impact of warranty claims, product recalls, and product liability actions that may be brought against us;
•our ability to retain or expand relationships with significant customers;
•the significant failure or inability to comply with specifications and manufacturing requirements or delays or other problems with existing or new products or inability to meet price requirements;
•inability to successfully execute transformation programs or to effectively manage our workforce;
•the failure to increase productivity through sustainable operational improvements;
•economic, political, regulatory, foreign exchange and other risks of international operations;
•our dependence upon IT infrastructure and network operations having adequate cyber-security functionality;
•the potential adverse impacts of enhanced tariff, import/export restrictions, or other trade barriers on global economic conditions, financial markets and our business;
•regulations and societal actions to respond to global climate change;
•failure to comply with the broad range of current and future standards, laws and regulations in the jurisdictions in which we operate;
•risks associated with the Reimbursement Agreement, the other agreements we entered into with Honeywell in connection with the Spin-Off, and our relationships with Honeywell, including our reliance on Honeywell for the Honeywell Home trademark and potential material environmental liabilities;
•the impact of potential material litigation matters, government proceedings, and other contingencies and uncertainties;
•our ability to borrow funds and access capital markets in light of the terms of our debt documents or otherwise;
•our ability to recruit and retain qualified personnel;
•currency exchange rate fluctuations; and
•certain factors discussed elsewhere in this Form 10-K.

Any forward-looking statements made by us in this Form 10-K speak only as of the date on which they are made. We are under no obligation to and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

Item 8. Financial Statements and Supplementary Data

Resideo Technologies, Inc.
Consolidated Balance Sheets

	December 31,
(in millions, except par value)	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$636	$326
Accounts receivable, net	973	1,002
Inventories, net	941	975
Other current assets	193	199
Total current assets	2,743	2,502

Property, plant and equipment, net	390	366
Goodwill	2,705	2,724
Intangible assets, net	461	475
Other assets	346	320
Total assets	$6,645	$6,387

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$905	$894
Current portion of long-term debt	12	12
Accrued liabilities	608	640
Total current liabilities	1,525	1,546

Long-term debt	1,396	1,404
Obligations payable under Indemnification Agreements	609	580
Other liabilities	366	328
Total liabilities	3,896	3,858

COMMITMENTS AND CONTINGENCIES

Stockholders’ equity
Common stock, $0.001 par value: 700 shares authorized, 151 and 145 shares issued and outstanding at December 31, 2023, respectively, and 148 and 146 shares issued and outstanding at December 31, 2022, respectively	—	—
Additional paid-in capital	2,226	2,176
Retained earnings	810	600
Accumulated other comprehensive loss, net	(194)	(212)
Treasury stock at cost	(93)	(35)
Total stockholders’ equity	2,749	2,529
Total liabilities and stockholders’ equity	$6,645	$6,387
Refer to accompanying Notes to the Consolidated Financial Statements.

Resideo Technologies, Inc.
Consolidated Statements of Operations

	Years Ended December 31,
(in millions, except per share data)	2023	2022	2021
Net revenue	$6,242	$6,370	$5,846
Cost of goods sold	4,546	4,604	4,262
Gross profit	1,696	1,766	1,584
Operating expenses:
Research and development expenses	109	111	86
Selling, general and administrative expenses	960	974	909
Intangible asset amortization	38	35	30
Restructuring and impairment expenses	42	35	—
Total operating expenses	1,149	1,155	1,025
Income from operations	547	611	559
Other expenses, net	169	139	159
Interest expense, net	65	54	47
Income before taxes	313	418	353
Provision for income taxes	103	135	111
Net income	$210	$283	$242

Earnings per share:
Basic	$1.43	$1.94	$1.68
Diluted	$1.42	$1.90	$1.63

Weighted average number of shares outstanding:
Basic	147	146	144
Diluted	148	149	148
Refer to accompanying Notes to the Consolidated Financial Statements.

Resideo Technologies, Inc.
Consolidated Statements of Comprehensive Income

	Years Ended December 31,
(in millions)	2023	2022	2021
Comprehensive income:
Net income	$210	$283	$242
Other comprehensive income (loss), net of tax:
Foreign exchange translation gain (loss)	47	(74)	(57)
Pension liability adjustments	(12)	(9)	32
Changes in fair value of effective cash flow hedges	(17)	36	6
Total other comprehensive income (loss), net of tax	18	(47)	(19)
Comprehensive income	$228	$236	$223

Refer to accompanying Notes to the Consolidated Financial Statements.

Resideo Technologies, Inc.
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in millions)	2023	2022	2021
Cash Flows From Operating Activities:
Net income	$210	$283	$242
Adjustments to reconcile net income to net cash in operating activities:
Depreciation and amortization	98	94	88
Restructuring and impairment expenses	42	35	—
Stock-based compensation expense	44	50	39
Deferred income taxes	(28)	(3)	6
Other, net	(14)	6	44
Changes in assets and liabilities, net of acquired companies:
Accounts receivable, net	19	(72)	(30)
Inventories, net	32	(122)	(73)
Other current assets	6	(26)	27
Accounts payable	18	(43)	(42)
Accrued liabilities	(34)	(21)	14
Other, net	47	(29)	—
Net cash provided by operating activities	440	152	315
Cash Flows From Investing Activities:
Capital expenditures	(105)	(85)	(63)
Proceeds from sale of business	86	—	—
Acquisitions, net of cash acquired	(16)	(665)	(11)
Other investing activities, net	(9)	(14)	9
Net cash used in investing activities	(44)	(764)	(65)
Cash Flows From Financing Activities:
Common stock repurchases	(41)	—	—
Proceeds from issuance of A&R Term B Facility	—	200	1,250
Repayments of long-term debt	(12)	(12)	(1,188)
Other financing activities, net	(11)	(18)	(42)
Net cash (used in) provided by financing activities	(64)	170	20
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(24)	(8)	(8)
Net increase (decrease) in cash, cash equivalents and restricted cash	308	(450)	262
Cash, cash equivalents and restricted cash at beginning of year	329	779	517
Cash, cash equivalents and restricted cash at end of year	$637	$329	$779

Supplemental Cash Flow Information:
Interest paid	$80	$54	$39
Taxes paid, net of refunds	$123	$159	$107
Capital expenditures in accounts payable	$14	$21	$14
Refer to accompanying Notes to the Consolidated Financial Statements.

Resideo Technologies, Inc.
Consolidated Statements of Stockholders’ Equity

	Common Stock				Accumulated	Treasury Stock
(in millions, except shares in thousands)	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Other Comprehensive Loss	Shares	Amount	Total Stockholders’ Equity
January 1, 2021	143,059	$—	$2,070	$75	$(146)	900	$(6)	$1,993
Net income	—	—	—	242	—	—	—	242
Other comprehensive income, net of tax	—	—	—	—	(19)	—	—	(19)
Common stock issuance, net of shares withheld for taxes	1,749	—	12	—	—	540	(15)	(3)
Stock-based compensation expense	—	—	39	—	—	—	—	39
Balance at December 31, 2021	144,808	$—	$2,121	$317	$(165)	1,440	$(21)	$2,252
Net income	—	—	—	283	—	—	—	283
Other comprehensive loss, net of tax	—	—	—	—	(47)	—	—	(47)
Common stock issuance, net of shares withheld for taxes	1,414	—	5	—	—	610	(14)	(9)
Stock-based compensation expense	—	—	50	—	—	—	—	50
Balance at December 31, 2022	146,222	$—	$2,176	$600	$(212)	2,050	$(35)	$2,529
Net income	—	—	—	210	—	—	—	210
Other comprehensive income, net of tax	—	—	—	—	18	—	—	18
Common stock issuance, net of shares withheld for taxes	1,726	—	6	—	—	927	(17)	(11)
Stock-based compensation expense	—	—	44	—	—	—	—	44
Common stock repurchases	(2,559)	—	—	—	—	2,559	(41)	(41)
Balance at December 31, 2023	145,389	$—	$2,226	$810	$(194)	5,536	$(93)	$2,749
Refer to accompanying Notes to the Consolidated Financial Statements.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements

Note 1. Nature of Operations and Basis of Presentation
Nature of Operations
Resideo is a leading manufacturer and developer of technology-driven products that provide critical comfort, energy, smoke and carbon monoxide detection home safety products, and security solutions to homes globally. We are also a leading wholesale distributor of low-voltage security products including access control, fire detection, fire suppression, security, and video products, and participate significantly in the broader related markets of audio, communications, data communications, networking, power, ProAV, smart home, and wire and cable. Our global footprint serves both commercial and residential end markets.
Basis of Consolidation and Reporting
The accompanying Consolidated Financial Statements include the accounts of the Company and our wholly-owned subsidiaries and have been prepared in accordance with U.S. GAAP. All intercompany accounts, transactions and profits arising from consolidated entities have been eliminated in consolidation.
We report financial information on a fiscal quarter basis using a modified four-four-five week calendar. Our fiscal calendar begins on January 1 and ends on December 31. We have elected the first, second and third quarters to end on a Saturday in order to not disrupt business processes. The effects of this election are generally not significant to reported results for any quarter and only exist within a reporting year.
Reclassification
For the purposes of comparability, certain prior period amounts have been reclassified to conform to current period classification.
Subsequent Events
None

Note 2. Summary of Significant Accounting Policies
We consider the following policies to be beneficial in understanding the judgment involved in the preparation of our Consolidated Financial Statements and the uncertainties that could impact our financial condition, results of operations and cash flows.
(a) Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities in the Consolidated Financial Statements and accompanying notes. Estimates are used for, but not limited to, provisions for expected credit losses and inventory reserves, accounting for business combinations and dispositions, valuation of reporting units for purposes of assessing goodwill for impairment, valuation of long-lived asset groups for impairment testing, accruals for employee benefits, stock-based compensation, pension benefits, indemnification liabilities, deferred taxes, warranties and certain contingencies. We base our estimates on historical experience, market participant fair value considerations, projected future cash flows, and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.
(b) Cash, Cash Equivalents and Restricted Cash—Cash and cash equivalents may consist of cash on hand, money market instruments, time deposits and highly liquid investments. All highly liquid investments with original maturities of three months or less are considered cash equivalents. Cash and cash equivalents that are restricted as to the withdrawal or use under terms of certain contractual agreements are recorded in other current assets on the Consolidated Balance Sheets and primarily relate to collateral to support certain bank guarantees. Restricted cash for the periods presented were not material. Cash, cash equivalents and restricted cash are carried at cost, which approximates fair value.

(c) Accounts Receivable and Allowance for Doubtful Accounts—Accounts receivable are recorded at the invoiced amount, presented net of allowance for doubtful accounts and do not bear interest. We review the adequacy of the allowance for doubtful accounts on an ongoing basis, using historical collection trends and aging of receivables. Management also periodically evaluates individual customer’s financial condition, credit history and the current economic

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
conditions to make adjustments in the allowance when it is considered necessary. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Allowance for doubtful accounts was not material as of December 31, 2023 and 2022, respectively.

(d) Inventories—Inventories are stated at lower of cost or net realizable value and valued by the first-in-first-out method. Inventory reserves are maintained for obsolete and surplus items.

The following tables summarize the details of our inventory, net:

	December 31,
(in millions)	2023	2022
Raw materials	$221	$251
Work in process	18	25
Finished products	702	699
Total inventories, net	$941	$975

(e) Property, Plant and Equipment—Property, plant and equipment are stated at cost, less accumulated depreciation. For financial reporting purposes the straight-line method of depreciation is used over the estimated useful lives. Leasehold improvements are capitalized and amortized using the straight-line method over the shorter of their estimated useful lives or the term of the underlying lease. Depreciation is recognized in cost of sales, research and development, and selling, general and administrative expenses based on the nature and use of the underlying assets.

The following table summarizes the details of our property, plant and equipment, including useful lives:

	December 31,
(in millions)	2023	2022	Useful Lives
Machinery and equipment	$659	$647	3-16 years
Buildings and improvements	314	303	10-50 years
Construction in progress	85	80	NA
Land	10	9	NA
Gross property, plant and equipment	1,068	1,039
Accumulated depreciation	(678)	(673)
Total property, plant and equipment, net	$390	$366
NA = Not applicable; assets categorized as construction in progress and land are not depreciated.

Depreciation expense was $59 million, $59 million and $58 million for the years ended December 31, 2023, 2022 and 2021, respectively.

(f) Impairment of Long-Lived Assets—We assess the recoverability of the carrying amount of property, plant and equipment if events or changes in circumstances indicate that the carrying amount or related group of assets may not be recoverable. If the expected undiscounted cash flows are less than the carrying amount of the asset an impairment loss is recognized.

(g) Goodwill and Intangible Assets—We review the carrying values of goodwill and identifiable intangibles whenever events or changes in circumstances indicate that such carrying values may not be recoverable and annually, on the first day of the fourth quarter. If the carrying value of a reporting unit exceeds its fair value, we record a goodwill impairment loss as the amount by which the carrying amount of a reporting unit exceeds its fair value, not to exceed the total amount of goodwill allocated to that reporting unit. Refer to Note 9. Goodwill and Intangible Assets, net to Consolidated Financial Statements.

(h) Restructuring—We enter into various restructuring initiatives, optimization projects, strategic transactions, and other business activities that may include the recognition of exit or disposal costs. Exit or disposal costs are typically costs of termination benefits, such as severance and costs associated with the closure or consolidation of operating facilities.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
Impairment of property and equipment and other current or long-term assets as a result of a restructuring initiative is recognized as a reduction of the appropriate asset. Refer to Note 6. Restructuring to Consolidated Financial Statements.

(i) Derivatives—Our interest rate swap agreements effectively modify our exposure to interest rate risk by converting floating rate debt to a fixed rate for the term of the swap agreements, reducing the impact of interest rate changes on future interest expense. These agreements involve the receipt of floating rate amounts in exchange for fixed rate interest payments over the life of the agreement without an exchange of the underlying principal amount.

Our interest rate swap agreements are designated as cash flow hedges with effectiveness of the hedges assessed at inception and quarterly thereafter. To the extent the hedging relationship is highly effective, the unrealized gains or losses on the swaps are recorded in accumulated other comprehensive loss and reclassified into earnings within interest expense, net when the payments occur. We classify our cash flows related to interest rate swap agreements as operating activities in the Consolidated Statements of Cash Flows.

The fair values of the interest rate swaps are reflected as an other asset or liability in the Consolidated Balance Sheets and the change in fair value is reported in accumulated other comprehensive loss. The fair values of the interest rate swaps are estimated as the net present value of projected cash flows based upon forward interest rates at the balance sheet date. We do not offset fair value amounts recognized in our Consolidated Balance Sheets for presentation purposes. Refer to Note 12. Derivative Financial Instruments to Consolidated Financial Statements.
(j) Warranties and Guarantees—Expected warranty costs for products sold are recognized based on an estimate of the amount that eventually will be required to settle such obligations. These accruals are based on factors such as past experience, length of the warranty and various other considerations. Costs of product recalls, which may include the cost of the product being replaced as well as the customer’s cost of the recall, including labor to remove and replace the recalled part, are accrued as part of the warranty accrual at the time an obligation becomes probable and can be reasonably estimated. We periodically adjust these provisions to reflect actual experience and other facts and circumstances that impact the status of existing claims. Refer to Note 15. Commitments and Contingencies to Consolidated Financial Statements.

(k) Leases—Included in our Consolidated Balance Sheets are certain operating leases that are reported as a component of other assets and other liabilities. The leased assets represent our right to use an underlying asset for the lease term and the lease liabilities represent our obligation to make lease payments arising from the lease. An incremental borrowing rate is used to calculate the present value of the remaining lease payments.

Each contract is reviewed at inception to determine if it contains a lease and whether the lease qualifies as an operating or financing lease. For short-term leases (leases with a term of 12 months or less), right-of-use assets or lease liabilities are not recognized in the Consolidated Balance Sheets. Operating leases are expensed on a straight-line basis over the term of the lease. In determining the lease term, we consider the probability of exercising renewal or early termination options. In addition to the monthly base rent, we are often charged separately for common area maintenance, utilities and taxes, which are considered a non-lease component. These non-lease component payments are expensed as incurred and are not included in operating lease assets or liabilities.

Right-of-use assets are reviewed for impairment whenever events or circumstances indicate that the carrying amount of the assets may not be recoverable in accordance with our long-lived asset impairment assessment policy. Refer to Note 10. Leases to Consolidated Financial Statements.

(l) Revenue Recognition—We enter into contracts that pertain to products, which are accounted for as separate performance obligations and are typically one year or less in duration. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For product sales, typically each product sold to a customer represents a distinct performance obligation. Revenue is measured as the amount of consideration expected to be received in exchange for our products. We recognize the majority of our revenue from performance obligations outlined in contracts with our customers that are satisfied at a point in time, generally when the product has shipped from our facility and control has transferred to the customer. For certain products, it is industry practice that customers take title to products upon delivery, at which time revenue is then recognized. Allowances for cash discounts, volume rebates and other customer incentive programs, as well as gross customer returns, among others, are recorded as a reduction of sales at the time of sale based upon the estimated future outcome. Cash discounts, volume rebates and other customer incentive programs are based upon certain percentages agreed upon with various customers, which are typically earned by the customer over an annual period.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
Revenue is adjusted for variable consideration, which includes customer volume rebates and prompt payment discounts. We measure variable consideration by estimating expected outcomes using analysis and inputs based upon anticipated performance, historical data, and current and forecasted information. Customer returns are recorded as a reduction to sales on an actual basis throughout the year and also include an estimate at the end of each reporting period for future customer returns related to sales recorded prior to the end of the period. We generally estimate customer returns based upon the time lag that historically occurs between the sale date and the return date, while also factoring in any new business conditions that might impact the historical analysis such as new product introduction. Measurement of variable consideration is reviewed by management periodically and revenue is adjusted accordingly. We do not have significant financing components.

Sales, use and value added taxes collected and remitted to various government authorities were not recognized as revenue and are reported on a net basis. Shipping and handling fees billed to customers are included in cost of goods sold. Refer to Note 5. Revenue Recognition to Consolidated Financial Statements.

(m) Royalty—In connection with the Spin-Off, we entered into a 40-year Trademark License Agreement (the “Trademark Agreement”) with Honeywell that authorizes our use of certain licensed trademarks in the operation of Resideo’s business for the advertising, sale and distribution of certain licensed products. In exchange, we pay a royalty fee of 1.5% of net revenue of the licensed products to Honeywell, which is recorded in selling, general and administrative expense on the Consolidated Statements of Operations. Refer to Note 15. Commitments and Contingencies to Consolidated Financial Statements.

(n) Reimbursement Agreement—In connection with the Spin-Off we entered into a Reimbursement Agreement, pursuant to which we have an obligation to make cash payments to Honeywell in amounts equal to 90% of payments, which include amounts billed, with respect to certain environmental claims, remediation and, to the extent arising after the Spin-Off, hazardous exposure or toxic tort claims, in each case, including consequential damages (the liabilities) in respect of specified Honeywell properties contaminated through historical business operations prior to the Spin-Off (Honeywell Sites), including the legal and other costs of defending and resolving such liabilities, less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales. The amount payable in respect of such liabilities arising in any given year is subject to a cap of $140 million. Reimbursement Agreement expenses are presented within other expense, net in the Consolidated Statements of Operations and within obligations payable under Indemnification Agreements in the Consolidated Balance Sheets. Refer to Note 15. Commitments and Contingencies to Consolidated Financial Statements.

(o) Environmental—We accrue costs related to environmental matters when it is probable that we have incurred a liability related to a contaminated site and the amount can be reasonably estimated. Environmental costs for our owned sites are presented within cost of goods sold for operating sites in the Consolidated Statements of Operations. Refer to Note 15. Commitments and Contingencies.

(p) Tax Indemnification Agreement—The Tax Matters Agreement provides that Resideo is required to indemnify Honeywell for any taxes (and reasonable expenses) resulting from the failure of the Spin-Off and related internal transactions to qualify for their intended tax treatment under U.S. federal, state and local income tax law, as well as foreign tax law, where such taxes result from (a) breaches of covenants and representations we make and agree to in connection with the Spin-Off, (b) the application of certain provisions of U.S. federal income tax law to these transactions or (c) any other action taken or omission made (other than actions expressly required or permitted by the Separation and Distribution Agreement, the Tax Matters Agreement or other ancillary agreements) after the consummation of the Spin-Off that gives rise to these taxes. As of December 31, 2023 and 2022, we had an indemnity outstanding to Honeywell for past and potential future tax payments of $97 million and $106 million, respectively. Refer to Note 15. Commitments and Contingencies to Consolidated Financial Statements.

(q) Research and Development—We conduct research and development activities, which consist primarily of the development of new products and solutions as well as enhancements and improvements to existing products that substantially change the product. Research and development costs primarily relate to employee compensation and consulting fees, which are charged to expense as incurred.

(r) Defined Contribution Plans—We sponsor various defined contribution plans with varying terms depending on the country of employment. For the years ended December 31, 2023, 2022 and 2021, we recognized compensation expense related to the defined contribution plans of $22 million, $22 million, and $19 million, respectively.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements

(s) Stock-Based Compensation Plans—The principal awards issued under our stock-based compensation plans, which are described in Note 8. Stock-Based Compensation Plans, are restricted stock units. The cost for such awards is measured at the grant date based on the fair value of the award. Some awards are issued with a market condition, which are valued on the grant date utilizing a Monte Carlo simulation model. Stock options are also issued under our stock-based compensation plans and are valued on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model and the Monte Carlo simulation model require estimates of future stock price volatility, expected term, risk-free interest rate and forfeitures.

For all stock-based compensation, the fair value of the award is recognized as expense over the requisite service periods (generally the vesting period of the equity award) and is included in selling, general and administrative expenses in the Consolidated Statements of Operations. Our time-based restricted stock awards are typically subject to graded vesting over a service period; while our performance or market based awards are typically subject to cliff vesting at the end of the service period.

(t) Pension—We disaggregate the service cost component of net benefit costs and report those costs in the same line item or items in the Consolidated Statements of Operations as other compensation costs arising from services rendered by the pertinent employees during the period. The other non-service components of net benefit costs are required to be presented separately from the service cost component and outside of income from operations.

We have recorded the service cost component of pension expense in costs of goods sold and selling, general and administrative expenses based on the classification of the employees it relates to. The remaining components of net benefit costs within pension expense, primarily interest costs and expected return on plan assets, are recorded in other expense, net. We recognize net actuarial gains or losses in excess of 10% of the greater of the fair value of plan assets or the plans’ projected benefit obligation (the “corridor”) annually in the fourth quarter of each year. This adjustment is reported in other expense, net in the Consolidated Statements of Operations. Refer to Note 7. Pension Plans to Consolidated Financial Statements.

(u) Foreign Currency Translation—Assets and liabilities of operations outside the U.S. with a functional currency other than U.S. dollars are translated into U.S. dollars using year-end exchange rates. Revenue, costs and expenses are translated at the average exchange rates in effect during the year. Foreign currency translation gains and losses are included as a component of accumulated other comprehensive loss.

(v) Income Taxes—Significant judgment is required in evaluating tax positions. We established additional reserves for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum recognition threshold. The approach for evaluating certain and uncertain tax positions is defined by the authoritative guidance, which determines when a tax position is more likely than not to be sustained upon examination by the applicable taxing authority. In the normal course of business, the Company and our subsidiaries are examined by various federal, state and foreign tax authorities. We regularly assess the potential outcomes of these examinations and any future examinations for the current or prior years in determining the adequacy of our provision for income taxes. We continually assess the likelihood and amount of potential adjustments and adjust the income tax provision, the current tax liability and deferred taxes in the period in which the facts that give rise to a change in estimate become known. Refer to Note 17. Income Taxes to Consolidated Financial Statements.

(w) Accounting Pronouncements—We consider the applicability and impact of all recent accounting standards updates (“ASU”) issued by the Financial Accounting Standards Board (“FASB”). ASUs not listed below were assessed and determined to be either not applicable or are expected to have an immaterial impact on our Consolidated Financial Statements.

Adopted Accounting Pronouncements

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, and subsequent amendment to the initial guidance: ASU 2021-01, Reference Rate Reform (Topic 848): Scope (collectively, “Topic 848”). Topic 848 provides optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts, hedging relationships, and other transactions that reference London Interbank Offered Rate (“LIBOR”) or another reference rate expected to be discontinued because of reference rate reform. In December 2022, the FASB issued ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848. ASU 2022-06 defers the sunset date of Topic 848 from December 31, 2022 to December 31, 2024. This guidance may be applied prospectively to contract modifications made and hedging relationships entered into or

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
evaluated on or before December 31, 2024. We adopted these ASUs during the second quarter of 2023. The impact of the adoption of this standard on our financial statements and related disclosures, including accounting policies, processes, and systems, was not material. Refer to Note 11. Long-Term Debt and Note 12. Derivative Financial Instruments to Consolidated Financial Statements.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. This ASU requires entities to disclose, on an annual and interim basis, significant segment expenses that are regularly reviewed by the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss. The ASU also requires disclosure of the name and title of the CODM. The guidance is effective for fiscal years beginning after December 15, 2023. We are currently assessing the impact of adoption on our Consolidated Financial Statements and related disclosures.

Note 3. Acquisitions and Divestitures

Pro forma results of operations for the following acquisitions have not been presented, as the impacts on our consolidated financial results were not material.

2023

Genesis Cable—On October 16, 2023, we sold the Genesis Cable business in a cash transaction for $86 million, subject to working capital and other closing adjustments. We recognized a pre-tax gain of $18 million in other expenses, net in our Consolidated Statements of Operations, which includes $5 million of divestiture related costs. The divested business did not represent a strategic shift that has a major effect on our operations and financial results, and, as such, it was not presented as discontinued operations.

Sfty AS—On August 9, 2023, we acquired 100% of the outstanding equity of Sfty AS, a developer of cloud-based services providing alerts to multifamily homes and property managers with smoke, carbon monoxide and water leak detection products. We report Sfty AS’s results within the Products and Solutions segment. We completed the accounting for the acquisition during the fourth quarter of 2023, which did not result in any material adjustments.

BTX Technologies, Inc.—On January 23, 2023, we acquired 100% of the outstanding equity of BTX Technologies, Inc., (“BTX”) a leading distributor of professional audio, video, data communications, and broadcast equipment. We report BTX’s results within the ADI Global Distribution segment. We completed the accounting for the acquisition during the fourth quarter of 2023, which did not result in any material adjustments.

2022

Teknique Limited—On December 23, 2022, we acquired 100% of the outstanding equity of Teknique Limited, a developer and producer of edge-based, artificial intelligence-enabled video camera solutions. We report Teknique Limited’s results within the Products and Solutions segment. Purchase consideration included cash and a note payable with the former owner. We completed the accounting for the acquisition during the fourth quarter of 2023, which did not result in any material adjustments.

Electronic Custom Distributors, Inc.—On July 5, 2022, we acquired 100% of the outstanding equity of Electronic Custom Distributors, Inc., a regional distributor of residential audio, video, automation, security, wire and telecommunication products. We report Electronic Customer Distributors, Inc.’s results within the ADI Global Distribution segment. We completed the accounting for the acquisition during the first quarter of 2023, which did not result in any adjustments.

First Alert, Inc.—On March 31, 2022, we acquired 100% of the outstanding equity of First Alert, Inc. (“First Alert”), a leading provider of home safety products. We report First Alert, Inc.’s results within the Products and Solutions segment. We completed the accounting for the acquisition during the first quarter of 2023, which did not result in any adjustments.

Arrow Wire and Cable, Inc.—On February 14, 2022, we acquired 100% of the outstanding equity of Arrow Wire and Cable, Inc., a leading regional distributor of data communications, connectivity and security products. The business is included within the ADI Global Distribution segment and is expected to strengthen our global distribution portfolio in the

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
data communications category with an assortment of copper and fiber cabling and connectivity, connectors, racking solutions, and network equipment. We completed the accounting for the acquisition during the first quarter of 2023, which did not result in any adjustments.

Note 4. Segment Financial Data

In the first quarter of 2024, our reportable segment operating performance measures were updated to include the impacts of certain corporate functions being decentralized to align with the business strategy. Previously, information technology, finance, tax, business development, and research and development functional expenses incurred were unallocated; whereas these costs are now recorded within the Products and Solutions and ADI Global Distribution segments. All information presented herein has been adjusted retrospectively to reflect this change.

The Company’s segment information is evaluated by our Chief Executive Officer, who is also the CODM and is consistent with how management reviews and assesses the performance of the business as well as makes investing and resource allocation decisions. We monitor our operations through our two reportable segments: Products and Solutions and ADI Global Distribution, and report Corporate separately.

These operating segments follow the same accounting policies used for the financial statements. We evaluate a segment’s performance on a U.S. GAAP basis, primarily operating income before corporate expenses.

Products and Solutions—The Products and Solutions business is a leading global manufacturer and developer of technology-driven products and components that provide critical comfort, energy management, and safety and security solutions to over 150 million homes globally. Our offerings include temperature and humidity control, thermal water and air solutions, as well as security panels, sensors, peripherals, communications devices, video cameras, other home-related lifestyle convenience solutions, cloud infrastructure, installation and maintenance tools, and related software.

ADI Global Distribution—The ADI Global Distribution business is a leading wholesale distributor of low-voltage security products including security and life safety, access control and video products and participates significantly in the broader related markets of smart home, power, audio, ProAV, networking, communications, wire and cable, and data communications.

Corporate—Corporate expenses include costs related to the corporate office such as the executive function, legal, accounting, tax, treasury, corporate development, human resources, and information technology. Additionally, unallocated amounts for non-operating items such as Reimbursement Agreement expense, interest income (expense), other income (expense) and provision for income taxes are reported within Corporate. The Reimbursement Agreement is further described in Note 15. Commitments and Contingencies to Consolidated Financial Statements.

The following tables represent summary financial data attributable to the segments:

	Years Ended December 31,
(in millions)	2023	2022	2021
Net revenue
Products and Solutions	$2,672	$2,783	$2,468
ADI Global Distribution	3,570	3,587	3,378
Total net revenue	$6,242	$6,370	$5,846

	Years Ended December 31,
(in millions)	2023	2022	2021
Income from operations
Products and Solutions	$446	$476	$486
ADI Global Distribution	238	279	232
Corporate	(137)	(144)	(159)
Total income from operations	$547	$611	$559

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements

	Years Ended December 31,
(in millions)	2023	2022	2021
Depreciation and amortization
Products and Solutions	$71	$69	$65
ADI Global Distribution	18	14	11
Corporate	9	11	12
Total depreciation and amortization	$98	$94	$88

	Years Ended December 31,
(in millions)	2023	2022	2021
Capital expenditures
Products and Solutions	$77	$55	$37
ADI Global Distribution	26	29	24
Corporate	2	1	2
Total capital expenditures	$105	$85	$63

The Company’s CODM does not use segment assets information to allocate resources or to assess performance of the segments and therefore, total segment assets have not been disclosed.

Note 5. Revenue Recognition
Disaggregated Revenue
We have two operating segments, Products and Solutions and ADI Global Distribution. Disaggregated revenue information for Products and Solutions is presented by product grouping, while ADI Global Distribution is presented by region. Beginning January 1, 2022, the Products and Solutions operating segment further disaggregated the Comfort product grouping into Air and Water and Residential Thermal Solutions is now referenced as Energy. As of April 1, 2022, the First Alert business is included in the Security and Safety grouping.
A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For product sales, typically each product sold to a customer represents a distinct performance obligation. We recognize the majority of our revenue from performance obligations outlined in contracts with our customers that are satisfied at a point in time. Approximately 2% of our revenue is satisfied over time. As of December 31, 2023 and 2022, contract assets and liabilities were not material.
The timing of satisfaction of performance obligations does not significantly vary from the typical timing of payment. For some contracts, we may be entitled to receive an advance payment.
We have applied the practical expedient to not disclose the value of remaining performance obligations for (i) contracts with an original expected term of one year or less or (ii) contracts for which it recognizes revenue in proportion to the amount it has the right to invoice for services performed.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
The following table presents revenue by business line and geographic location, as we believe this presentation best depicts how the nature, amount, timing, and uncertainty of net revenue and cash flows are affected by economic factors:

	Years Ended December 31,
(in millions)	2023	2022	2021
Products and Solutions
Air	$862	$953	$858
Safety and Security	965	913	667
Energy	525	595	594
Water	320	322	349
Total Products and Solutions	2,672	2,783	2,468

ADI Global Distribution
U.S. and Canada	3,085	3,087	2,814
EMEA (1)	485	474	523
APAC (2)	—	26	41
Total ADI Global Distribution	3,570	3,587	3,378

Total net revenue	$6,242	$6,370	$5,846
(1)EMEA represents Europe, the Middle East and Africa.
(2)APAC represents Asia and Pacific countries.

Note 6. Restructuring

In the fourth quarter of 2022 and during 2023, we took actions to align our cost structure with market conditions. The intent of these actions is to lower costs, increase margins, and position us for long-term growth. Restructuring and impairment expense was $42 million and $35 million for the years ended December 31, 2023 and 2022, respectively. During 2021, there were no new restructuring programs or restructuring and impairment charges.

The following table represents restructuring and impairment expense attributable to the segments:

	Years Ended December 31,
(in millions)	2023	2022
Products and Solutions	$27	$29
ADI Global Distribution	12	2
Corporate	3	4
Restructuring and impairment expenses	$42	$35

Restructuring and impairment expense, net is presented in the Consolidated Statements of Operations and relate to workforce reductions as well as the impairment of certain long-lived assets. We expect to fully execute our restructuring initiatives and programs over the next 12 to 24 months, and we may incur future additional restructuring expenses associated with these plans. We are unable at this time to make a good faith determination of cost estimates, or ranges of cost estimates, associated with future phases of the plans or the total costs we may incur in connection with these plans.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
The following table summarizes the status of our restructuring expenses included within accrued liabilities on the Consolidated Balance Sheets.

	December 31,
(in millions)	2023	2022	2021
Beginning of year	$27	$9	$24
Charges	34	26	—
Usage (1)	(31)	(5)	(11)
Other	—	(3)	(4)
End of year	$30	$27	$9
(1) Usage primarily relates to cash payments associated with employee termination costs.

Note 7. Pension Plans

We sponsor multiple funded and unfunded U.S. and non-U.S. defined benefit pension plans. Pension benefits for many of our U.S. employees are provided through non-contributory, qualified and non-qualified defined benefit plans. We also sponsor defined benefit pension plans that cover non-U.S. employees, in certain jurisdictions, principally Germany, Switzerland, the Netherlands, Belgium, India, Austria, and France.

We triggered settlement accounting and performed a remeasurement of our U.S. qualified defined benefit pension plan as a result of a voluntary lump sum window offering and the purchase of a group annuity contract that transferred a portion of the assets and liabilities to an insurance company during the first quarter of 2023. Non-cash pension settlement losses of $6 million was recognized within other expense, net in the Consolidated Statements of Operations for the year ended December 31, 2023. The corresponding remeasurement of our U.S. qualified defined benefit pension plan resulted in decreases of $83 million in plan assets and $78 million in liabilities for the year ended December 31, 2023. Additionally, there was a curtailment of the non-U.S. defined benefit pension plans as a result of our restructuring activities which resulted in a $2 million gain recognized within other expense, net in the Consolidated Statements of Operations for the year ended December 31, 2023.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
The following table summarizes the balance sheet impact, including the benefit obligations, assets and funded status associated with the pension plans:

	U.S. Plans			Non-U.S. Plans
(in millions)	2023	2022	2021	2023	2022	2021
Change in benefit obligation:
Benefit obligation at beginning of year	$281	$348	$374	$96	$141	$161
Service cost	3	7	7	4	5	7
Interest cost	13	11	10	3	2	1
Actuarial losses (gains)	23	(66)	(20)	8	(45)	(18)
Net benefits paid	(3)	(18)	(5)	4	—	—
Settlements and curtailments	(83)	(1)	(18)	(13)	—	(1)
Other	—	—	—	1	1	1
Foreign currency translation	—	—	—	5	(8)	(10)
Benefit obligation at end of year	234	281	348	108	96	141

Change in plan assets:
Fair value of plan assets at beginning of year	262	342	340	27	32	28
Actual return on plan assets	20	(62)	25	1	(6)	2
Employer contributions	—	1	—	2	3	3
Net benefits paid	(3)	(18)	(5)	4	—	1
Settlements and curtailments	(83)	(1)	(18)	(11)	—	(1)
Other	1	—	—	1	(1)	—
Foreign currency translation	—	—	—	2	(1)	(1)
Fair value of plan assets at end of year	197	262	342	26	27	32
Funded status of plans (non-current)	$(37)	$(19)	$(6)	$(82)	$(69)	$(109)

The amounts recognized in accrued liabilities on the Consolidated Balance Sheets were $2 million at December 31, 2023 and 2022. The amounts recognized in other liabilities on the Consolidated Balance Sheets were $117 million and $86 million at December 31, 2023 and 2022, respectively.

The benefit obligation generated a global net actuarial loss of $31 million for the year ended December 31, 2023. The main driver of this loss was experience losses of $20 million. The loss was also driven by changes in actuarial assumptions that resulted in losses of $11 million.

Actual return on plan assets for the year ended December 31, 2023 was $21 million. The gain was primarily related to the U.S. and the Netherlands, which experienced gains of $20 million and $1 million, respectively.

Amounts recognized in accumulated other comprehensive loss associated with pension plans at December 31, 2023 and 2022 are as follows:

	U.S. Plans		Non-U.S. Plans
(in millions)	2023	2022	2023	2022
Prior service cost	$—	$—	$2	$2
Net actuarial loss (gain)	20	13	—	(8)
Net amount recognized	$20	$13	$2	$(6)

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements

The estimated actuarial losses and prior service costs that will be amortized from accumulated other comprehensive loss into net periodic pension cost over the next fiscal year are immaterial.

The components of net periodic benefit (income) cost for the years ended December 31, 2023, 2022 and 2021 are as follows:

	U.S. Plans			Non-U.S. Plans
(in millions)	2023	2022	2021	2023	2022	2021
Net periodic benefit cost (income)
Service cost	$3	$7	$7	$4	$5	$7
Interest cost	13	11	10	3	2	1
Expected return on plan assets	(11)	(17)	(16)	(1)	(1)	(1)
Amortization of prior service credit	(1)	(1)	(1)	—	—	—
Amortization of actuarial losses (gains)	2	—	—	—	(33)	(3)
Settlement and curtailment losses (gains)	6	—	—	(2)	—	—
Net periodic benefit cost (income)	$12	$—	$—	$4	$(27)	$4

The components of net periodic benefit cost (income) other than the service cost are included in other expense, net in the Consolidated Statements of Operations for the years ended December 31, 2023, 2022 and 2021 are as follows:

	U.S. Plans			Non-U.S. Plans
(in millions)	2023	2022	2021	2023	2022	2021
Other changes in plan assets and benefits obligations recognized in other comprehensive (income) loss
Actuarial losses (gains)	$14	$(66)	$(20)	$9	$(45)	$(18)
Prior service costs arising during the year	—	—	—	—	2	—
Excess return on plan assets(1)	—	79	(9)	—	6	—
Actuarial (losses) gains recognized during the year	(8)	—	—	—	33	3
Other	1	—	1	(1)	—	(1)
Total recognized in other comprehensive (income) loss	7	13	(28)	8	(4)	(16)
Total recognized in net periodic benefit cost (income) and other comprehensive (income) loss	$19	$13	$(28)	$12	$(31)	$(12)
(1)Represents actual return on plan assets in excess of the expected return.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
Significant actuarial assumptions used in determining the benefit obligations and net periodic benefit cost (income) for benefit plans are presented in the following table as weighted averages.

	U.S. Plans			Non-U.S. Plans
	2023	2022	2021	2023	2022	2021
Actuarial assumptions used to determine benefit obligations as of December 31:
Discount rate	5.2%	3.1%	3.0%	3.4%	1.2%	1.2%
Interest crediting rate	6.0%	6.0%	6.0%	2.5%	1.5%	1.5%
Expected annual rate of compensation increase	3.5%	3.2%	3.2%	2.6%	2.4%	2.4%

Actuarial assumptions used to determine net periodic benefit cost (income) for the year ended December 31:
Discount rate - benefit obligation	5.0%	5.2%	2.7%	3.0%	3.4%	0.7%
Interest crediting rate	6.0%	6.0%	6.0%	2.2%	2.5%	1.5%
Expected rate of return on plan assets	5.3%	5.3%	4.7%	3.4%	1.3%	2.3%
Expected annual rate of compensation increase	3.5%	3.5%	3.5%	2.7%	2.6%	2.4%

The discount rate for the U.S. pension plans reflects the current rate at which the associated liabilities could be settled at the measurement date of December 31. To determine discount rates for the U.S. pension plans, we use a modeling process that involves matching the expected cash outflows of its benefit plans to a yield curve constructed from a portfolio of high-quality, fixed income debt instruments. We use the single weighted-average yield of this hypothetical portfolio as a discount rate benchmark.

The expected rate of return on U.S. plan assets of 5.3% is a long-term rate based on historical plan asset returns over varying long-term periods combined with current market conditions and broad asset mix considerations. We review the expected rate of return on an annual basis and revise it as appropriate. For non-U.S. benefit plans, actuarial assumptions reflect economic and market factors relevant to each country.

The following amounts relate to pension plans with accumulated benefit obligations exceeding the fair value of plan assets at December 31, 2023 and 2022.

	U.S. Plans		Non-U.S. Plans
(in millions)	2023	2022	2023	2022
Projected benefit obligation	$234	$281	$106	$96
Accumulated benefit obligation	$230	$278	$96	$86
Fair value of plan assets	$197	$262	$25	$27

The following amounts relate to pension plans with projected benefit obligations exceeding the fair value of the plan assets at December 31, 2023 and 2022.

	U.S. Plans		Non-U.S. Plans
(in millions)	2023	2022	2023	2022
Projected benefit obligation	$234	$281	$108	$96
Accumulated benefit obligation	$230	$278	$98	$87
Fair value of plan assets	$197	$262	$26	$27
We utilized a third-party investment management firm to serve as our Outsourced Chief Investment Officer; however, we have appointed an internal investment committee that monitors adherence to the investment guidelines the firm will follow.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
We employ an investment approach whereby a mix of equities and fixed income investments are used to maximize the long-term return of plan assets for a prudent level of risk. Risk tolerance is established through careful consideration of plan liabilities and plan funded status. The investment portfolio contains a diversified blend of equity and fixed income investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, as well as growth, value and small and large capitalizations. Other assets such as real estate and hedge funds may be used to improve portfolio diversification. The non-U.S. investment policies are different for each country as local regulations, funding requirements, and financial and tax considerations are part of the funding and investment allocation process in each country.

A majority of the U.S. pension plan assets as of December 31, 2023 do not have published pricing and are valued using Net Asset Value (“NAV”), which approximates fair value. NAV and fair value by asset category are as follows for December 31, 2023 and 2022:

	U.S. Plans NAV
(in millions)	2023	2022
Cash and cash equivalents	$3	$6
Equity	64	45
Government bonds	14	21
Corporate bonds	58	132
Real estate / property	24	29
Other	34	29
Total assets at fair value	$197	$262

The fair values of the non-U.S. pension plan assets by asset category are as follows for December 31, 2023 and 2022:

	Non-U.S. Plans
	2023				2022
(in millions)	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Equity	$7	$7	$—	$—	$1	$1	$—	$—
Government bonds	6	—	6	—	1	—	1	—
Insurance contracts	7	—	—	7	6	—	—	6
Other	6	—	—	6	19	—	—	19
Total assets at fair value	$26	$7	$6	$13	$27	$1	$1	$25

Refer to Note 13. Fair Value to Consolidated Financial Statements.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements

The following table summarizes changes in the fair value of Level 3 assets for Non-U.S. plans:

(in millions)	Non-U.S. Plans
Balance at January 1, 2021	$26
Return on plan assets	1
Purchases, sales and settlements, net	4
Other	(1)
Balance at December 31, 2021	30
Return on plan assets	(3)
Other	(2)
Balance at December 31, 2022	25
Return on plan assets	1
Purchases, sales and settlements, net	(14)
Other	1
Balance at December 31, 2023	$13

Government bonds and Corporate bonds held as of December 31, 2023 and 2022 are valued either by using pricing models, bids provided by brokers or dealers, quoted prices of securities with similar characteristics or discounted cash flows and as such include adjustments for certain risks that may not be observable such as credit and liquidity risks. Real estate, insurance contracts, and other investments as of December 31, 2023 and 2022 and are classified as Level 3 as there are neither quoted prices nor other observable inputs for pricing. Insurance contracts are issued by insurance companies and are valued at cash surrender value, which approximates the contract fair value. Other investments consist of a collective pension foundation that is valued and allocated by the plan administrator.

We utilize the services of retirement and investment consultants to actively manage the assets of our pension plans. We have established asset allocation targets and investment guidelines based on the guidance of the consultants. Our target allocations are 37% fixed income investments, 33% global equity investments, 12% global real estate investments and 18% cash and other investments.

Our general funding policy for qualified defined benefit pension plans is to contribute amounts at least sufficient to satisfy regulatory funding standards. In 2023, we were not required to make contributions to the U.S. pension plans, however we made immaterial contributions. There is not a requirement to make any contributions to the U.S. pension plans in 2024. In 2023, contributions of $3 million were made to the non-U.S. pension plans to satisfy regulatory funding requirements. In 2024, we expect to make contributions of cash and/or marketable securities of approximately $3 million to the non-U.S. pension plans to satisfy regulatory funding standards. Contributions for both the U.S. and non-U.S. pension plans do not reflect benefits paid directly from our assets.

Benefit payments, including amounts to be paid from our assets, and reflecting expected future service, as appropriate, are expected to be paid as follows:

(in millions)	U.S. Plans	Non-U.S. Plans
2024	$19	$3
2025	$19	$3
2026	$19	$3
2027	$19	$3
2028	$19	$4
2029-2033	$86	$26

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
Note 8. Stock-Based Compensation Plans

The Stock Incentive Plan, which consists of the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates and the 2018 Stock Incentive Plan for Non-Employee Directors of Resideo Technologies, Inc., provides for the grant of stock options, stock appreciation rights, restricted stock units, restricted stock and other stock-based awards.

During the second quarter of 2023, the Amended and Restated 2018 Stock Incentive Plan of Resideo Technologies, Inc. and its Affiliates was further amended to increase the number of shares of our common stock available for issuance by 3.5 million shares for an aggregate of 19.5 million shares with no more than 7.5 million shares being available for grant in the form of stock options. At December 31, 2023, 12 million shares of our common stock are available to be granted under the Stock Incentive Plan.
Summary of Stock-Based Compensation Expense

Our stock-based compensation expense, net of tax was $43 million, $48 million and $36 million for the years ended December 31, 2023, 2022 and 2021.

Restricted Stock Unit Activity

Restricted stock units (“RSUs”) are issued to certain key employees and to non-employee directors. These awards entitle the holder to receive one share of our common stock for each unit upon vesting. RSUs typically become fully vested over a three-year period following the grant date. RSU awards issued to our non-employee directors have a one-year service period. We measure stock-based compensation expense at the grant date based on the estimated fair value of the award.

Performance stock units (“PSUs”) are issued to certain key employees. These awards entitle the holder to receive a specified number of our common stock, dependent on our financial metrics or market conditions, for each unit upon vesting. PSUs typically become vested at the end of a three-year period and are payable in our common stock. PSUs granted in 2023 were issued with the shares awarded per unit being based on the difference in performance between the total stockholders’ return of our common stock against that of the S&P 600 Industrials Index. PSUs granted prior to 2023 were issued with the shares awarded per unit being based on the difference in performance between the total stockholders’ return of our common stock against that of the S&P 400 Industrials Index.

The fair values estimated from the Monte Carlo simulation for PSUs issued during the years ended December 31, 2023, 2022 and 2021 were calculated using the following assumptions:

	Years Ended December 31,
	2023	2022	2021
Expected volatility	63.37%	59.01%	47.43%
Risk-free interest rate %	4.24%	1.58%	0.20%
Expected term (in years)	2.88	2.89	2.86
Dividend yield (1)	—%	—%	—%
(1) We have never declared or paid any cash dividends on our common stock and we currently do not intend to pay cash dividends.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
The following table summarizes activity related to the Stock Incentive Plan for employees and non-employee directors:

	PSUs		RSUs
(in whole dollars)	Number of Performance Stock Units	Weighted Average Grant Date Fair Value Per Share	Number of Restricted Stock Units	Weighted Average Grant Date Fair Value Per Share
Non-vested as of January 1, 2023	1,722,380	$27.23	3,410,962	$20.57
Granted	553,071	29.89	2,298,936	18.79
Vested	(611,631)	27.03	(1,615,111)	18.35
Forfeited	(69,954)	38.47	(238,291)	21.88
Non-vested as of December 31, 2023	1,593,866	$35.80	3,856,496	$20.16

As of December 31, 2023, unrecognized compensation cost related to unvested awards granted to employees and non-employee directors under the Stock Incentive Plan is as follows:

(in millions)	Unrecognized Compensation Cost	Weighted-Average Period
RSUs	$48	1 year, 9 months
PSUs	20	1 year, 2 months
Total unrecognized compensation cost	$68
The fair value of shares vested follows:

	Years Ended December 31,
(in millions)	2023	2022	2021
RSUs	$29	$36	$48
PSUs	14	$4	NA
Total	$43	$40	$48

Stock Option Activity

Stock option awards entitle the holder to purchase shares of our common stock at a specific price when the options vest. Stock options typically vest over 3 years from the date of grant and expire 7 years from the grant date.

There were no stock options granted to employees during the years ended December 31, 2023 and 2022. The fair value of stock options granted during the year ended December 31, 2021 was calculated using the following assumptions in the Black-Scholes model:

Year Ended December 31,
2021
Expected stock price volatility	34%
Expected term of options	5 years
Expected dividend yield (1)	—%
Risk-free interest rate	0.77%
(1) We have never declared or paid any cash dividends on our common stock and we currently do not intend to pay cash dividends.

The aggregate intrinsic value disclosed below represents the total intrinsic value (the difference between the fair market value of our common stock as of December 31, 2023 and the exercise price, multiplied by the number of in-the-money service-based common stock options) that would have been received by the option holders had all option holders exercised

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
their options on December 31, 2023. This amount is subject to change based on changes to the fair market value of our common stock.

The following table summarizes stock option activity related to the Stock Incentive Plan:

	Stock Options
(in whole dollars)	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Contractual Life	Aggregate Intrinsic Value
Stock Options outstanding as of January 1, 2023	1,317,649	$15.25	4.0 years	$6
Granted	—	—
Forfeited	—	—
Expired	(96,692)	24.35
Exercised	—	—		—
Stock Options outstanding as of December 31, 2023	1,220,957	$14.52	3.2 years	$8

Vested and expected to vest at December 31, 2023	1,220,957	$14.52	3.2 years	$8

Exercisable at December 31, 2023	1,070,957	$12.99	2.9 years	$8

For the year ended December 31, 2023, there was an immaterial amount of total unrecognized compensation cost related to non-vested stock options granted under the Stock Incentive Plan, which is expected to be recognized over a weighted-average period of approximately 1 year. Cash received from stock options exercised during the years ended December 31, 2023 and 2022 was not material as there were no options exercised. Cash received from stock options exercised during the year ended December 31, 2021 was $9 million.

Note 9. Goodwill and Intangible Assets, net

Our goodwill balance and changes in carrying value by segment follows:

(in millions)	Products and Solutions	ADI Global Distribution	Total
Balance at January 1, 2022	$2,010	$651	$2,661
Acquisitions	94	15	109
Divestiture	—	(4)	(4)
Impact of foreign currency translation	(32)	(10)	(42)
Balance at December 31, 2022	2,072	652	2,724
Acquisitions	7	3	10
Divestitures	(46)	—	(46)
Adjustments	(5)	—	(5)
Impact of foreign currency translation	17	5	22
Balance at December 31, 2023	$2,045	$660	$2,705

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
The following table summarizes the net carrying amount of intangible assets:

	December 31,
(in millions)	2023	2022
Intangible assets subject to amortization	$281	$295
Indefinite-lived intangible assets	180	180
Total intangible assets	$461	$475

Intangible assets subject to amortization consisted of the following:

	December 31, 2023
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Useful Lives	Weighted Average Amortization
Patents and technology	$64	$(26)	$38	7 - 10 years	10 years
Customer relationships	319	(138)	181	7 - 15 years	14 years
Trademarks	9	(8)	1	5 - 10 years	10 years
Software	193	(132)	61	2 - 7 years	5 years
Total intangible assets	$585	$(304)	$281

	December 31, 2022
(in millions)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Useful Lives	Weighted Average Amortization
Patents and technology	$65	$(28)	$37	3 - 10 years	10 years
Customer relationships	313	(117)	196	7 - 15 years	14 years
Trademarks	14	(8)	6	10 years	10 years
Software	175	(119)	56	2 - 7 years	6 years
Total intangible assets	$567	$(272)	$295

Intangible assets are amortized on a straight-line basis or a basis consistent with the expected future cash flows over their expected useful lives. Intangible assets amortization expense was $38 million, $35 million and $30 million during the years ended December 31, 2023, 2022 and 2021, respectively.

The estimated aggregate amortization on these intangible assets for each of the next five years as of December 31, 2023, follows:

(in millions)	Amortization Expense
2024	$38
2025	$40
2026	$35
2027	$29
2028	$26

Note 10. Leases

We are party to operating leases for the majority of our manufacturing sites, offices, engineering and lab sites, stocking locations, warehouses, automobiles, and certain equipment. Certain real estate leases include variable rental payments, which adjust periodically based on inflation. Other variable amounts paid under operating leases, such as taxes and common area maintenance, are charged to selling, general and administrative expenses as incurred. Generally, lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements

Payments arising from operating lease activity, as well as variable and short-term lease payments not included within the operating lease liability, are included as operating activities of our Consolidated Statements of Cash Flows. Operating lease payments representing costs to ready an asset for its intended use (i.e., leasehold improvements) are represented within investing activities within our Consolidated Statements of Cash Flows.

The operating lease expense follows:

	Years Ended December 31,
(in millions)	2023	2022	2021
Operating lease cost:
Selling, general and administrative expenses	$57	$50	$46
Cost of goods sold	20	19	17
Total operating lease costs	$77	$69	$63

Total operating lease costs include variable lease costs of $22 million, $19 million and $17 million for the years ended December 31, 2023, 2022, and 2021, respectively.

The following table summarizes the carrying amounts of our operating leased assets and liabilities along with key inputs used to discount our lease liabilities:

		December 31,
(in millions, except weighted-average data)	Financial Statement Line Item	2023	2022
Operating lease assets	Other assets	$192	$191
Operating lease liabilities - current	Accrued liabilities	$39	$37
Operating lease liabilities - non-current	Other liabilities	$166	$166
Weighted-average remaining term		6.32 years	6.81 years
Weighted-average incremental borrowing rate		6.12%	5.78%

The following table summarizes our future minimum lease payments under our non-cancelable leases as of December 31, 2023:

(in millions)	Commitments
2024	$46
2025	44
2026	40
2027	34
2028	27
Thereafter	58
Total lease payments	249
Less: Imputed interest	44
Present value of operating lease liabilities	$205

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements

Supplemental cash flow information related to operating leases follows:

	Years Ended December 31,
(in millions)	2023	2022	2021
Cash paid for operating lease liabilities	$36	$33	$33
Non-cash activities: operating lease assets obtained in exchange for new operating lease liabilities (1)	$39	$97	$46
(1) The year ended December 31, 2022 includes $25 million of operating lease assets acquired from the First Alert acquisition.

As of December 31, 2023, we have additional operating leases that have not yet commenced. Obligations under these leases are not material. Additionally, as a lessor, we lease all or a portion of certain owned properties. Rental income for the years ended December 31, 2023, 2022 and 2021 was not material.

Note 11. Long-Term Debt

Long-term debt is comprised of the following:

	December 31,
(in millions)	2023	2022
4.000% senior notes due 2029	$300	$300
Variable rate A&R Term B Facility	1,119	1,131
Gross debt	1,419	1,431
Less: current portion of long-term debt	(12)	(12)
Less: unamortized deferred financing costs	(11)	(15)
Total long-term debt	$1,396	$1,404

Aggregate required principal payments on long-term debt outstanding at December 31, 2023, follows:

(in millions)	Payments
2024	$12
2025	12
2026	12
2027	12
2028	1,073
Thereafter	300
Total	$1,419

A&R Senior Credit Facilities

On February 12, 2021, we entered into an A&R Credit Agreement with JP Morgan Chase Bank N.A. as administrative agent. This agreement effectively replaced our previous senior secured credit facilities. The A&R Credit Agreement provides for an (i) initial seven-year senior secured Term B loan facility in an aggregate principal amount of $950 million, which was further amended on March 28, 2022 to include an additional aggregate principal amount of $200 million in term loans (the “A&R Term B Facility”), (ii) a five-year senior secured revolving credit facility in an aggregate principal amount of $500 million (the “A&R Revolving Credit Facility” and, together with the A&R Term B Facility, the “A&R Senior Credit Facilities”).

We are obligated to make quarterly principal payments throughout the term of the A&R Term B Facility according to the amortization provisions in the A&R Credit Agreement.

In addition to paying interest on outstanding borrowings under the A&R Revolving Credit Facility, we are required to pay a quarterly commitment fee based on the unused portion of the A&R Revolving Credit Facility. Borrowings under the

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
A&R Credit Agreement can be prepaid at our option without premium or penalty. Up to $75 million may be utilized under the A&R Revolving Credit Facility for the issuance of letters of credit to us or any of our subsidiaries.

The A&R Senior Credit Facilities contain customary LIBOR replacement language, including, but not limited to, the use of rates based on SOFR, which is a broad measure of the cost of borrowing cash overnight collateralized by U.S. Treasury securities in the repurchase agreement market and is administered by the Federal Reserve Bank of New York. On June 30, 2023, we modified the calculation of interest under the A&R Senior Credit Facilities from being calculated based on LIBOR to being calculated based on SOFR. Therefore, the A&R Senior Credit Facilities bears interest at a rate per annum of Term SOFR plus a credit spread adjustment of 10 basis points for the A&R Revolving Credit Facility and varying credit spread adjustments for the A&R Term B Facility, based on the tenor of each individual borrowing. No other material terms of the A&R Senior Credit Facilities were amended.

The A&R Credit Agreement contains certain financial maintenance covenants and affirmative and negative covenants customary for financings of this type. All obligations under the A&R Senior Credit Facilities are unconditionally guaranteed jointly and severally by us and substantially all of the direct and indirect wholly owned subsidiaries of ours that are organized under the laws of the U.S. (collectively, the “Guarantors”). The A&R Senior Credit Facilities are secured on a first priority basis by the equity interests of each direct subsidiary of ours, as well as the tangible and intangible personal property and material real property of ours and each of the Guarantors.

At December 31, 2023 and 2022, the weighted average interest rate for the A&R Term B Facility, excluding the effect of the interest rate swaps, was 7.72% and 6.78%, respectively and there were no borrowings and no letters of credit issued under the A&R Revolving Credit Facility. As of December 31, 2023, we were in compliance with all covenants related to the A&R Credit Agreement and Senior Notes due 2029.

We entered into certain interest rate swap agreements in March 2021, which were amended in June 2023, to transition from a hedge of LIBOR-based cash flows to a hedge of SOFR-based cash flows. These interest rate swap agreements effectively convert a portion of our variable-rate debt to fixed rate debt. Refer to Note 12. Derivative Financial Instruments to Consolidated Financial Statements.

Senior Notes due 2029

On August 26, 2021, we issued $300 million in principal amount of 4.00% Senior Notes due 2029. The Senior Notes due 2029 are senior unsecured obligations of Resideo guaranteed by Resideo’s existing and future domestic subsidiaries and rank equally with all of Resideo’s senior unsecured debt and senior to all of Resideo’s subordinated debt.

We may, at our option, redeem the Senior Notes due 2029 in whole (at any time) or in part (from time to time), at varying prices based on the timing of the redemption.

The Senior Notes due 2029 limit us and our restricted subsidiaries’ ability to, among other things, incur additional secured indebtedness and issue preferred stocks; enter into certain sale and leaseback transactions; incur liens; and consolidate, merge or sell all or substantially all of their assets. These covenants are subject to a number of limitations and exceptions. Additionally, upon certain events constituting a change of control together with a ratings downgrade, the holders of the Senior Notes due 2029 have the right to require us to offer to repurchase the Senior Notes due 2029 at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, to (but not including) the date of purchase.

Senior Notes Redemptions

As a result of the redemption of the 6.125% senior unsecured notes (the “Senior Notes due 2026”) and the execution of the A&R Credit Agreement, debt extinguishment costs of $41 million were incurred and recorded in other expense, net for the year ended December 31, 2021.

Note 12. Derivative Financial Instruments

In March 2021, we entered into eight interest rate swap agreements (“Swap Agreements”) with several financial institutions for a combined notional value of $560 million. The Swap Agreements were entered into to reduce the consolidated interest rate risk associated with variable rate, long-term debt.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
In March and April 2023, we modified two of the eight Swap Agreements, each with a notional value of $70 million that matures in May 2024 as follows: (i) the original interest rate swap agreements were cancelled for no termination payment and (ii) we simultaneously entered into new pay-fixed interest rate swap agreements with a notional amount of $70 million each, effectively blending the asset positions of the original interest rate swap agreements into new interest swap agreements and extending the term of our hedged positions to February 2027. In connection with these transactions, no cash was exchanged between us and the counterparty. The new pay-fixed interest rate swap agreements qualify as a hybrid instrument in accordance with Accounting Standards Codification 815, Derivatives and Hedging, consisting of financing components and embedded at-market derivatives that were designated as cash flow hedges. The amounts remaining in accumulated other comprehensive loss for the modified interest rate swap agreements as of December 31, 2023 were approximately $2 million in aggregate and are being amortized as a reduction to interest expense over the effective period of the original interest rate swap agreements, or May 2024. The financing components are accounted for at amortized cost over the life of the swap while the embedded at-market derivatives are accounted for at fair value.

On June 23, 2023, we amended the Swap Agreements to transition from a hedge of LIBOR-based cash flows to a hedge of SOFR-based cash flows. Under the amended Swap Agreements, we convert a portion of our variable interest rate obligations based on Term SOFR with a minimum rate of 0.39% per annum to a base fixed weighted average rate of 1.13% over the remaining terms. We designated the Swap Agreements as cash flow hedges of the variability in expected cash outflows for interest payments.

The Swap Agreements are adjusted to fair value on a quarterly basis. The fair value of each swap is presented within the Consolidated Balance Sheets, and we recognize any changes in the fair value as an adjustment of accumulated other comprehensive loss within equity to the extent the swap is effective. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive loss related to the Swap Agreements are reclassified into income resulting in a net interest expense on the hedged amount of the underlying debt obligation equal to the effective yield of the fixed rate of the swap.

The following table summarizes the fair value and presentation of derivative instruments in the Consolidated Balance Sheets as well as the pre-tax gain (loss) recorded in accumulated other comprehensive loss:

	Fair Value of Derivative Assets
		December 31,
(in millions)	Financial Statement Line Item	2023	2022
Derivatives designated as hedging instruments
Interest rate swaps	Other current assets	$20	$23
Interest rate swaps	Other assets	10	22
Total derivative assets designated as hedging instruments		$30	$45

Unrealized gain	Accumulated other comprehensive loss	$25	$42
Unrealized gains expected to be reclassified from accumulated other comprehensive loss in the next 12 months are estimated to be $22 million as of December 31, 2023.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
The following tables summarize the effect of derivative instruments designated as cash flow hedges in other comprehensive income (loss) and the Consolidated Statements of Operations:

		Years Ended December 31,
(in millions)	Financial Statement Line Item	2023	2022
Gains recorded in accumulated other comprehensive loss, beginning of year		$42	$6
Current period gain (loss) recognized in/reclassified from other comprehensive income	Interest expense, net	25	42
(Gains) losses reclassified from accumulated other comprehensive loss to net income	Interest expense, net	(42)	(6)
Gains recorded in accumulated other comprehensive loss, end of year		$25	$42

Note 13. Fair Value
The estimated fair value of our financial instruments held, and when applicable, issued to finance our operations, is summarized below. Certain estimates and judgments were required to develop the fair value amounts. The fair value amounts shown below are not necessarily indicative of the amounts that we would realize upon disposition nor do they indicate our intent or ability to dispose of the financial instrument. Assets and liabilities that are carried at fair value are required to be classified and disclosed in one of the following three categories:

Level 1—quoted market prices in active markets for identical assets and liabilities
Level 2—observable market-based inputs or unobservable inputs that are corroborated by market data
Level 3—unobservable inputs that are not corroborated by market data

Financial and non-financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. There were no changes in the methodologies used in our valuation practices as of December 31, 2023 and 2022.

The fair values of long-term debt instruments were determined using quoted market prices in inactive markets or discounted cash flows based upon current observable market interest rates and therefore were classified as Level 2 measurements in the fair value hierarchy.

The following table provides a summary of the carrying amount and fair value of outstanding debt:

	December 31, 2023		December 31, 2022
(in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Debt
4.000% Senior Notes due 2029	$300	$266	$300	$242
Variable rate A&R Term B Facility	1,119	1,122	1,131	1,125
Total debt	$1,419	$1,388	$1,431	$1,367

As of December 31, 2023 and 2022, there were no borrowings and no letters of credit issued under the A&R Revolving Credit Facility. Refer to Note 11. Long-Term Debt to Consolidated Financial Statements.

Credit and Market Risk—Credit risk represents the loss that would be recognized at the reporting date if counterparties failed to perform as contracted. Market risk represents our exposure to changes associated with our international operations as we generate revenue and incur expenses in various currencies. We continually monitor the creditworthiness of our customers to which we grant credit terms in the normal course of business. The terms and conditions of credit sales are designed to mitigate or eliminate concentrations of credit risk with any single customer. Management does not believe we are exposed to any significant concentrations of credit risk that arise from cash and cash equivalent investments, derivatives or accounts receivable.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
Foreign Currency Risk Management—We conduct business on a multinational basis in a wide variety of foreign currencies. We are exposed to market risks from changes in currency exchange rates. These exposures may impact future earnings and/or operating cash flows. The exposure to market risk for changes in foreign currency exchange rates arises from transactions arising from international trade, foreign currency denominated monetary assets and liabilities, and international financing activities between subsidiaries. We rely on natural offsets to address the exposures. As of December 31, 2023 and 2022, we had no forward or option hedging contracts.

Interest Rate Risk—We have exposure to movements in interest rates associated with cash and borrowings. We may enter into various interest rate protection agreements in order to limit the impact of movements in interest rates.

The following table provides a summary of the carrying amount and fair value of our interest rate swaps:

	December 31, 2023		December 31, 2022
(in millions)	Carrying Value	Significant other observable inputs (Level 2)	Carrying Value	Significant other observable inputs (Level 2)
Assets:
Interest rate swaps	$30	$30	$45	$45

There are no Level 1 or Level 3 assets or liabilities for the periods presented. The fair values of derivative financial instruments have been determined based on market value equivalents at the balance sheet date, taking into account the current interest rate environment and therefore were classified as Level 2 measurements in the fair value hierarchy. Refer to Note 12. Derivative Financial Instruments to Consolidated Financial Statements.

The fair value calculated during the annual goodwill and indefinite-lived intangible asset impairment test uses the market approach in combination with the income approach for the reporting units and the relief from royalty method for the indefinite-lived intangible assets, respectively. The fair value is a Level 3 valuation based on certain unobservable inputs including estimated future cash flows and discount rates aligned with market-based assumptions, that would be utilized by market participants in valuing these assets or prices of similar assets. In addition, for long-lived assets, we performed an impairment test for certain location level assets. We utilize primarily the replacement cost method (a Level 3 valuation method) for the fair value of property, plant and equipment, and the income method to estimate the fair value of right-of-use assets, which incorporates Level 3 inputs such as internal business plans, real estate market capitalization and rental rates, and discount rates. Refer to Note 2. Summary of Significant Accounting Policies and Note 10. Leases to Consolidated Financial Statements.

The carrying amounts of cash and cash equivalents, accounts receivable, other current assets, accounts payable, accrued and other liabilities approximate fair value because of the short-term maturity of these amounts.

Note 14. Accrued Liabilities

Accrued liabilities consist of the following:

	December 31,
(in millions)	2023	2022
Obligations payable under Indemnification Agreements	$140	$140
Compensation, benefit and other employee-related	110	108
Customer rebate reserve	104	98
Restructuring	30	27
Product warranties	24	40
Current operating lease liability	39	37
Taxes payable	34	38
Other (1)	128	152
Total accrued liabilities	$608	$640
(1) Other includes accruals for advertising, legal and professional reserves, freight, royalties, interest, and other miscellaneous items.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements

The Indemnification Agreements are further described in Note 15. Commitments and Contingencies.

Note 15. Commitments and Contingencies

Environmental Matters

We are subject to various federal, state, local, and foreign government requirements relating to the protection of the environment and accrue costs related to environmental matters when it is probable that we have incurred a liability related to a contaminated site and the amount can be reasonably estimated. We believe that, as a general matter, our policies, practices and procedures are properly designed to prevent unreasonable risk of environmental damage and personal injury and that our handling, manufacture, use and disposal of hazardous substances are in accordance with environmental and safety laws and regulations. We have incurred remedial response and voluntary cleanup costs for site contamination and are a party to claims associated with environmental and safety matters, including products containing hazardous substances. Additional claims and costs involving environmental matters are likely to continue to arise in the future.

Environment-related expenses for sites owned and operated by us are presented within cost of goods sold for operating sites. For the years ended December 31, 2023, 2022, and 2021, environmental expenses related to these operating sites were not material. Liabilities for environmental costs were $22 million for the years ended December 31, 2023 and 2022.

Obligations Payable Under Indemnification Agreements

The Reimbursement Agreement and the Tax Matters Agreement (collectively, the “Indemnification Agreements”) are further described below.

Reimbursement Agreement

In connection with the Spin-Off, we entered into the Reimbursement Agreement, pursuant to which we have an obligation to make cash payments to Honeywell in amounts equal to 90% of payments for certain Honeywell environmental-liability payments, which include amounts billed (payments), less 90% of Honeywell’s net insurance receipts relating to such liabilities, and less 90% of the net proceeds received by Honeywell in connection with (i) affirmative claims relating to such liabilities, (ii) contributions by other parties relating to such liabilities and (iii) certain property sales (the recoveries). While the amount payable by us in respect of such liabilities arising in any given year is subject to a cap of $140 million under the Reimbursement Agreement, the estimated liability for resolution of pending and future environmental-related liabilities recorded on our balance sheets are calculated as if we were responsible for 100% of the environmental-liability payments associated with certain sites.

Payments in respect of the liabilities arising in a given year will be made quarterly throughout such year on the basis of an estimate of the liabilities and recoveries provided by Honeywell. Following the end of any such year, Honeywell will provide us with a calculation of the amount of payments and the recoveries actually received.

Payment amounts under the Reimbursement Agreement will be deferred to the extent that a specified event of default has occurred and is continuing under certain indebtedness, including under the A&R Credit Agreement, or the payment thereof causes us not to be compliant with certain financial covenants in certain indebtedness, including the A&R Credit Agreement on a pro forma basis, including the maximum total leverage ratio (ratio of consolidated debt to consolidated EBITDA, which excludes any amounts owed to Honeywell under the Reimbursement Agreement), and the minimum interest coverage ratio.

The obligations under the Reimbursement Agreement will continue until the earlier of: (1) December 31, 2043; or (2) December 31 of the third consecutive year during which the annual reimbursement obligation (including in respect of deferred payment amounts) has been less than $25 million.

In 2021 and 2020, several amendments were executed with respect to the Reimbursement Agreement. These amendments included modifications of certain covenants in Exhibit G to conform to the amended covenants included in the Credit Agreement First Amendment, deferment of certain payments under the Reimbursement Agreement to later in the year, and amendment of Exhibit G to, among other things, permit a sale and leaseback transaction. An aggregate amount of up to $150 million would be permitted thereunder so long as the same conditions that are applicable under the Credit Agreement are satisfied. On February 12, 2021, the covenants in Exhibit G of the Reimbursement Agreement were amended and

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
restated in their entirety to substantially conform to the affirmative and negative covenants contained in the A&R Credit Agreement.

Tax Matters Agreement

In connection with the Spin-Off, we entered into the Tax Matters Agreement with Honeywell, pursuant to which we are responsible and will indemnify Honeywell for certain taxes, including certain income taxes, sales taxes, VAT and payroll taxes, relating to the business for all periods, including periods prior to the consummation of the Spin-Off. In addition, the Tax Matters Agreement addresses the allocation of liability for taxes that are incurred as a result of restructuring activities undertaken to effectuate the Spin-Off.

We are required to indemnify Honeywell for any taxes resulting from the failure of the Spin-Off and related internal transactions to qualify for their intended tax treatment under U.S. federal, state and local income tax law, as well as foreign tax law, where such taxes result from our action or omission not permitted by the Separation and Distribution Agreement between Honeywell and Resideo dated as of October 19, 2018 or the Tax Matters Agreement.

The following table summarizes information concerning the Reimbursement and Tax Matter Agreements’ liabilities:

(in millions)	Reimbursement Agreement	Tax Matters Agreement	Total
Beginning balance, January 1, 2022	$597	$128	$725
Accruals for liabilities deemed probable and reasonably estimable (1)	157	(2)	155
Payments to Honeywell	(140)	(20)	(160)
Balance as of December 31, 2022	614	106	720
Accruals for liabilities deemed probable and reasonably estimable (1)	178	(9)	$169
Payments to Honeywell	(140)	—	$(140)
Balance as of December 31, 2023	$652	$97	$749
(1) Reimbursement Agreement liabilities deemed probable and reasonably estimable, however, it is possible we could pay $140 million per year (exclusive of any late payment fees up to 5% per annum) until the earlier of (1) December 31, 2043; or (2) December 31 of the third consecutive year during which the annual reimbursement obligation (including in respect of deferred payment amounts) has been less than $25 million.

The liabilities related to the Reimbursement and Tax Matter Agreements are included in the following balance sheet accounts:

	Years Ended December 31,
(in millions)	2023	2022
Accrued liabilities	$140	$140
Obligations payable under Indemnification Agreements	609	580
Total indemnification liabilities	$749	$720

For the years ended December 31, 2023, 2022 and 2021, net expenses related to the Reimbursement Agreement were $178 million, $157 million, and $146 million respectively, and are recorded in other expense, net.

We do not currently possess sufficient information to reasonably estimate the amounts of indemnification liabilities to be recorded upon future completion of studies, litigation or settlements, and neither the timing nor the amount of the ultimate costs associated with such indemnification liability payments can be determined although they could be material to our consolidated results of operations and operating cash flows in the periods recognized or paid.

Independent of our payments under the Reimbursement Agreement, we will have ongoing liability for certain environmental claims, which are part of our ongoing business.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
Trademark Agreement

We entered into a 40-year Trademark Agreement with Honeywell that authorizes our use of the Honeywell Home trademark in the operation of our business for the advertising, sale and distribution of certain licensed products. In exchange, we pay Honeywell a royalty fee of 1.5% based on net revenue related to such licensed products, which is recorded in selling, general and administrative expense in the Consolidated Statements of Operations. For the years ended December 31, 2023, 2022, and 2021, royalty fees were $18 million, $23 million, and $21 million, respectively.

Other Matters

We are subject to lawsuits, investigations and disputes arising out of the conduct of our business, including matters relating to commercial transactions, government contracts, product liability, acquisitions and divestitures, employee matters, intellectual property, and environmental, health, and safety matters. We recognize a liability for any contingency that is probable of occurrence and reasonably estimable. We continually assess the likelihood of adverse judgments or outcomes in these matters, as well as potential ranges of possible losses, based on a careful analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. No such matters are material to our financial statements.

Certain current or former directors and officers were defendants in a consolidated derivative action, In re Resideo Technologies, Inc. Derivative Litigation (the “Consolidated Federal Derivative Action”), which was stayed pending entry of final judgment in the related securities litigation and Delaware Chancery derivative action. An additional suit was filed in the Court of Chancery of the State of Delaware in 2021 and not consolidated with the Consolidated Federal Derivative Action. On November 17, 2022, the parties executed a Confidential Term Sheet summarizing the agreed terms of a global settlement to resolve all of the pending lawsuits and derivative claims. Under the terms of the settlement, we agreed to implement or codify certain corporate governance reforms and reimburse the plaintiffs’ attorneys’ fees of up to $1.6 million. The U.S. District Court for the District of Minnesota issued an order granting final approval of the settlement, judgment was entered on January 9, 2024 and the action was dismissed with prejudice. The parties filed a joint stipulation and proposed order of dismissal for the Delaware Chancery action, which the court approved. The settlement liability is included in the other accrued liabilities in the Consolidated Balance Sheets, the expected insurance recovery of approximately $0.6 million is included in accounts receivable, net.

On September 16, 2022, Salvatore Badalamenti (“Plaintiff”) filed a putative class action lawsuit (the “Badalamenti Lawsuit”) in the U.S. District Court for the District of New Jersey against Honeywell International Inc. and the Company. Plaintiff alleges, among other things, that the Company violated certain consumer protection laws by falsely advertising the Company’s combination-listed single data-bus burglar and fire alarms system control units (the “Products”) as conforming to Underwriters Laboratories, Inc. (the “UL”) or the National Fire Protection Association (“NFPA”) standards and/or failing to disclose such nonconformance. Plaintiff further alleges that the Products are defective because they do not conform to the UL and NFPA industry standards. Plaintiff does not allege that he, or anyone else, has experienced any adverse event due to the alleged product defect or that the Products did not work. Plaintiff alleges causes of action for violation of the New Jersey Consumer Fraud Act, fraud, negligent misrepresentation, breach of express and implied warranties, violation of the Magnuson-Moss Warranty Act, unjust enrichment, and violation of the Truth-in-Consumer Contract, Warranty, and Notice Act.

Plaintiff seeks to represent a putative class of other persons in the U.S. who purchased the Products. Plaintiff, on behalf of himself and the putative class, seeks damages in an unknown amount, which he describes as the cost to repair and/or replace the Products and/or the diminution in value of the Products.

We believe we have strong defenses against the allegations and claims asserted in the Badalamenti Lawsuit and our motion to dismiss Plaintiff’s complaint was fully briefed on March 3, 2023. We continue to defend the matter vigorously; however, there can be no assurance that we will be successful in such defense. In light of the early stage of the Badalamenti Lawsuit, we are unable to estimate the total costs to defend the matter or the potential liability to us in the event that we are not successful in our defense.

On June 28, 2023, Lisset Tredo, a Company employee, filed a putative class action complaint in the San Diego County Superior Court on behalf of all non-exempt employees in California, in which she alleges violations by the Company of the California Labor Code related to sick leave pay, accurate wage statements, recordkeeping, and pay timing, and on August 28, 2023 she filed a first amended complaint adding a claim under the California Private Attorneys General Act (the “Tredo Lawsuit”). In the Tredo Lawsuit, Tredo seeks alleged unpaid wages, restitution, interest, statutory penalties, civil penalties,

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
attorneys’ fees and costs in an unknown amount. The Company answered the Tredo Lawsuit in which it asserted a general denial of plaintiff’s allegations and asserted various defenses.

We are investigating the allegations and defenses. At the request of plaintiff’s counsel, the parties have agreed to postpone mediation from January 2024 to May 2024, and to stay formal discovery pending the outcome of the mediation. If the case is not resolved at mediation, we intend to defend the matter vigorously; however, there can be no assurance that we will be successful in such defense. At this stage we are unable to estimate the total costs to defend the matter or the potential liability to us in the event that we are not successful in our defense.
Warranties and Guarantees

In the normal course of business, we issue product warranties and product performance guarantees. We accrue for the estimated cost of product warranties and product performance guarantees based on contract terms and historical experience at the time of sale. Adjustments to initial obligations for warranties and guarantees are made as changes to the obligations become reasonably estimable. Product warranties and product performance guarantees are included in other accrued liabilities.

The following table summarizes information concerning recorded obligations for product warranties and product performance guarantees.

	December 31,
(in millions)	2023	2022	2021
Beginning balance	$48	$23	$22
Accruals for warranties/guarantees issued during the year	24	30	22
Adjustment of pre-existing warranties/guarantees	—	(2)	(3)
Settlement of warranty/guarantee claims	(38)	(17)	(18)
Reserve of acquired company at date of acquisition	—	14	—
Ending balance	$34	$48	$23

Purchase Commitments

Our unconditional purchase obligations include purchase commitments with suppliers and other obligations entered into during the normal course of business regarding the purchase of goods and services. For the years ended December 31, 2023, 2022, and 2021, purchases related to these obligations were $91 million, $41 million and $22 million, respectively.

Aggregate payments on these obligations at December 31, 2023, follows:

(in millions)	Payments
2024	$142
2025	113
2026	85
2027	2
2028 and thereafter	—
Total	$342

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
Note 16. Other Expense, net
Other expenses, net consists of the following:

	Years Ended December 31,
(in millions)	2023	2022	2021
Reimbursement Agreement expense	$178	$157	$146
Return on pension assets	9	(39)	(9)
Other, net	(18)	21	22
Total other expenses, net	$169	$139	$159

The Reimbursement Agreement is further described in Note 15. Commitments and Contingencies to the Consolidated Financial Statements.

Note 17. Income Taxes
Income tax expense is based on pretax financial accounting income. Deferred income taxes are recognized for the temporary differences between the recorded amounts of assets and liabilities for financial reporting purposes and such amounts for income tax purposes.
The following is a summary of the components of income before provision for income taxes:

	Years Ended December 31,
(in millions)	2023	2022	2021
U.S.	$76	$124	$79
Non-U.S.	237	294	274
Total	$313	$418	$353
The components of the provision for income taxes consisted of the following:

	Years Ended December 31,
(in millions)	2023	2022	2021
Current:
U.S.	$80	$95	$60
Non-U.S.	51	43	45
Total current	$131	$138	$105
Deferred:
U.S.	$(6)	$(13)	$5
Non-U.S.	(22)	10	1
Total deferred	$(28)	$(3)	$6
Total provision	$103	$135	$111

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
The reconciliation of income tax computed at the U.S. federal statutory tax rate to the effective income tax rate is as follows:

	Years Ended December 31,
	2023	2022	2021
U.S. federal statutory income tax rate	21.0%	21.0%	21.0%
Impact of foreign operations	(0.9)	(1.6)	(0.2)
U.S. state income taxes	4.4	3.0	3.6
Non-deductible indemnification costs	10.9	7.7	8.4
Executive compensation over $1 million	1.6	1.0	0.9
Other non-deductible expenses	0.3	(0.6)	0.4
U.S. taxation of foreign earnings	2.8	1.0	1.4
Tax credits	(0.8)	(0.5)	(0.7)
Change in tax basis in foreign assets (1)	(6.5)	—	—
All other items, net	(0.2)	1.3	(3.5)
Effective income tax rate	32.7%	32.3%	31.3%
(1) The 2023 impact represents the initial recognition of a step-up in the tax basis of intangible assets recorded under Switzerland tax reform, net of valuation allowance.

Deferred income taxes reflect the net impact of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and such amounts recognized for income tax purposes. The tax effects of the temporary differences as of December 31, 2023 and 2022 are as follows:

	Years Ended December 31,
(in millions)	2023	2022
Deferred tax assets:
Pension	$21	$16
Intangibles (2)	28	—
Other asset basis differences	51	54
Operating lease liabilities	44	43
Employee compensation and benefits	23	17
Inventory costing and related reserves	11	15
Capitalized research and development	13	6
Other accruals and reserves	19	33
Net operating and capital losses	55	49
Other	11	1
Gross deferred tax assets	276	234
Valuation allowance	(75)	(63)
Total deferred tax assets	$201	$171

Deferred tax liabilities:
Intangibles	$(42)	$(41)
Property, plant and equipment	(16)	(24)
Operating lease assets	(41)	(40)
Other	(6)	(7)
Total deferred tax liabilities	$(105)	$(112)

Net deferred tax asset	$96	$59
(2) A valuation allowance brings the net deferred tax effect of the allowed step-up of intangible assets recorded under Switzerland tax reform to the amount more likely than not to be realized.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
Valuation allowance
In assessing the need for a valuation allowance, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. We evaluate our ability to realize the tax benefits associated with deferred tax assets by analyzing the relative impact of all the available positive and negative evidence regarding our forecasted taxable income using both historical and projected future operating results, the reversal of existing taxable temporary differences, taxable income in prior carry-back years (if permitted) and the availability of tax planning strategies. The ultimate realization of deferred tax assets is dependent upon the generation of certain types of future taxable income during the periods in which those temporary differences become deductible. In making this assessment, we consider the scheduled reversal of deferred tax liabilities, our ability to carry back the deferred tax asset, projected future taxable income, and tax planning strategies. A valuation allowance is recorded in each jurisdiction when it is more likely than not that the deferred income tax asset will not be realized. Changes in deferred tax asset valuation allowances typically impact income tax expense.

We maintain a valuation allowance of $75 million against a portion of deferred tax assets. Valuation allowances principally relate to foreign net operating loss carryforwards. As of December 31, 2023, we have deferred tax assets relating to foreign net operating loss carryforwards of $52 million. These tax losses can be carried forward to offset the income tax liabilities on future income in these countries. Cumulative tax losses of $46 million can be carried forward indefinitely, while the remaining $9 million of tax losses must be used during tax years 2023 to 2043.

The rollforward of the valuation allowance on deferred taxes is as follows for the periods indicated:

	Years Ended December 31,
(in millions)	2023	2022	2021
Beginning balance	$63	$63	$60
Additions / (Subtractions)	12	—	3
Ending balance	$75	$63	$63

As of December 31, 2023, our total undistributed earnings of foreign affiliates were $2.0 billion, of which $625 million was not considered indefinitely reinvested. While these earnings would not be subject to incremental U.S. tax, if we were to actually distribute these earnings, they could be subject to additional foreign income taxes and/or withholding taxes payable in foreign jurisdictions. Thus, we provide for foreign income taxes payable upon future distributions of the earnings not considered indefinitely reinvested annually. For the year ended December 31, 2023, the tax charge related to earnings that are not considered indefinitely reinvested is not material. Determination of the unrecognized deferred foreign income tax liability related to these undistributed earnings is not practicable due to the complexities associated with this hypothetical calculation.
Uncertain tax positions

The table below sets forth the changes to our gross unrecognized tax benefit as a result of uncertain tax positions, excluding interest and penalties for the years ended December 31, 2023, 2022 and 2021. We do not anticipate that the total unrecognized tax benefits will change significantly within the next twelve months.

	Years Ended December 31,
(in millions)	2023	2022	2021
Unrecognized tax benefits at beginning of year	$22	$16	$10
Decreases related to positions taken on items from prior years	(1)	—	—
Increases related to positions taken in the current year	5	6	6
Decreases due to expiration of statutes of limitations	(4)	—	—
Unrecognized tax benefits at end of year	$22	$22	16

Included in the balance of unrecognized tax benefits as of December 31, 2023 and December 31, 2022, are potential benefits of $22 million and $22 million, respectively, that if recognized would affect the effective tax rate.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
We report accrued interest and penalties related to unrecognized tax benefits in income tax expense. For the year ended December 31, 2023, we recognized no net expense for interest and penalties for unrecognized tax benefits and had net accumulated accrued interest and penalties of $2 million as of December 31, 2023. For the year ended December 31, 2022, we recognized a net expense for interest and penalties of $1 million relating to unrecognized tax benefits and had net accumulated accrued interest and penalties of $3 million as of December 31, 2022.

Open tax periods

We file income tax returns in the U.S. federal jurisdiction, all states, and various local and foreign jurisdictions. Our U.S. federal tax returns are no longer subject to income tax examinations for taxable years before 2020. With limited exception, state, local, and foreign income tax returns for taxable years before 2019 are no longer subject to examination.

Note 18. Earnings Per Share

The reconciliation of the numerator and denominator used for the computation of basic and diluted earnings per share follows:

	Years Ended December 31,
(in millions)	2023	2022	2021
Numerator for basic and diluted earnings per share:
Net income	$210	$283	$242

Denominator for basic and diluted earnings per share:
Weighted average basic number of common shares outstanding	147	146	144
Plus: dilutive effect of common stock equivalents	1	3	4
Weighted average diluted number of common shares outstanding	148	149	148

Earnings per share:
Basic	$1.43	$1.94	$1.68
Diluted	$1.42	$1.90	$1.63

Diluted earnings per share is computed based upon the weighted average number of shares of common stock outstanding for the year plus the dilutive effect of common stock equivalents using the treasury stock method and the average market price of our common stock for the period. For the years ended December 31, 2023, 2022 and 2021, average options and other rights to purchase approximately 1.5 million, 0.1 million and 0.2 million shares of our common stock, respectively, were outstanding and anti-dilutive, and therefore excluded from the computation of diluted earnings per share. In addition, an average of 1.2 million, 0.6 million and 0.6 million shares of performance-based unit awards are excluded from the computation of diluted earnings per common share for the years ended December 31, 2023, 2022 and 2021, respectively, as the contingency has not been satisfied.

Resideo Technologies, Inc.
Notes to Consolidated Financial Statements
Note 19. Geographic Areas - Financial Data

Revenue and long-lived assets by geography are as follows:

	Net Revenue (1)			Long-lived Assets (2)
	Years Ended December 31,			December 31,
(in millions)	2023	2022	2021	2023	2022	2021
U.S.	$4,720	$4,795	$4,181	$332	$347	$244
Europe	1,065	1,111	1,196	143	131	139
Other International	457	464	469	107	79	46
Total	$6,242	$6,370	$5,846	$582	$557	$429
(1)Net revenue between geographic areas approximate market and is not significant. Net revenue is classified according to their country of origin. Included in U.S. net revenue are export sales of $41 million, $38 million, and $26 million for the years ended December 31, 2023, 2022, and 2021, respectively.
(2)Long-lived assets are comprised of property, plant and equipment, net and right-of-use lease assets.

Note 20. Stockholders’ Equity

On August 3, 2023, we announced that our Board of Directors authorized a share repurchase program for the repurchase of up to $150 million of our common stock over an unlimited time period (the “Share Repurchase Program”). Under the Share Repurchase Program, we may repurchase common stock from time-to-time through various methods, including in open market transactions, block trades, accelerated share repurchases, privately negotiated transactions, derivative transactions or otherwise, certain of which may be made pursuant to a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, in compliance with applicable state and federal securities laws. The Share Repurchase Program can be modified or terminated by our Board of Directors at any time.

The timing, as well as the number and value of common stock repurchased under the Share Repurchase Program, will be determined at our discretion and will depend on a variety of factors, including our assessment of the intrinsic value and market price of our common stock, general market and economic conditions, available liquidity, compliance with our debt and other agreements, applicable legal requirements, the nature of other investment opportunities available to us and other considerations.

During the twelve months ended December 31, 2023, we repurchased 2.6 million shares of common stock in the open market at a total cost of $41 million. As of December 31, 2023, the Company had approximately $109 million of authorized repurchases remaining under the Share Repurchase Program. Common stock repurchases are recorded at cost and presented as a deduction from stockholders’ equity.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Resideo Technologies, Inc.

Opinion on Internal Control over Financial Reporting

We have audited the internal control over financial reporting of Resideo Technologies, Inc. (the “Company”) as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated financial statements as of and for the year ended December 31, 2023, of the Company and our report dated February 14, 2024 (June 4, 2024, as to change in reportable segment measure described in Note 4), expressed an unqualified opinion on those financial statements.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not presented herein). Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 14, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of Resideo Technologies, Inc

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Resideo Technologies, Inc (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive income, cash flows, and stockholders’ equity, for each of the three years in the period ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company’s internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 14, 2024, expressed an unqualified opinion on the Company's internal control over financial reporting.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Honeywell Reimbursement Agreement — Refer to Note 15 to the financial statements

Critical Audit Matter Description

In connection with the Spin-Off, the Company entered into the Honeywell Reimbursement Agreement (the “Reimbursement Agreement”), pursuant to which the Company has an obligation to make cash payments to Honeywell with respect to certain environmental claims associated with specified properties contaminated through historical business operations. The Company’s obligation is equal to 90% of payments for certain Honeywell environmental liability payments, less 90% of Honeywell’s net insurance receipts, plus certain other recoveries relating to such liabilities, as defined by the Reimbursement Agreement. The amount payable by the Company under this agreement is subject to an annual limit of $140 million.

The Company records its obligation under the Reimbursement Agreement based on the underlying environmental remediation liabilities of specified Honeywell sites which are recorded when a remediation liability is determined to be probable, and the related costs can be reasonably estimated. The determination of the amount of future costs associated with environmental remediation requires judgments and estimates by management. Furthermore, information the Company uses to evaluate the estimates is obtained from Honeywell under the terms of the Reimbursement Agreement.

Given the subjectivity in estimating the remediation costs for environmental matters and judgments made by management related to those estimates, performing audit procedures to evaluate the reasonableness of management’s estimates and assumptions requires a high degree of auditor judgment.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the Company’s obligation under the Reimbursement Agreement and evaluation of the Company’s evidence supporting its estimates included the following, among others:

•We tested the effectiveness of controls related to remediation costs for environmental matters, including management’s controls over the recording of and changes to the liability for the Company’s obligations under the Reimbursement Agreement.
•We read the Reimbursement Agreement and evaluated the Company’s compliance with it to the extent it has the potential to affect the Company’s related liability.
•We performed searches of third-party sources to identify potential liabilities related to the specified sites that may not have been included in the estimates.
•We tested the completeness and accuracy of the recognition of the Company’s liability for obligations under the Reimbursement Agreement through the following procedures:
–For a selection of incremental charges to the Honeywell Environmental liability (increases), obtained supporting documentation related to the valuation of the liability from management, including, but not limited to, regulatory records of decision, feasibility studies, and third-party engineering estimates.
–For a selection of payments related to the Honeywell Environmental liability (decreases), obtained supporting documentation related to the original invoice and proof of payment.
–Made inquiries of internal and external legal counsel regarding environmental matters.
–Performed searches of public domain sources to identify new remediation sites attributable to the Company or any additional remediation activities required by federal, state, or international authorities that may not have been included in the estimates.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota
February 14, 2024 (June 4, 2024, as to the change in reportable segment measure described in Note 4)

We have served as the Company’s auditor since 2018.